UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

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Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting (the “Annual General Meeting”) of Argo Group International Holdings, Ltd. (“Argo Group” or the “Company”), a Bermuda exempted company limited by shares, will be held on May 4, 2018 at 9:00 am local time at 110 Pitts Bay Road, Pembroke, Bermuda and at such other meeting upon any adjournments or postponements thereof.

The Annual General Meeting is called for the following purposes:

1.	To elect four Class II directors to our Board of Directors (the “Board” or “Board of Directors”) for a term of three years (Proposal 1);

2.	To vote on a proposal to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers (Proposal 2);

3.	To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young LLP (“Ernst & Young”) be appointed as our independent auditors for the fiscal year ending December 31, 2018 and to refer the determination of its remuneration to the Audit Committee of our Board of Directors (Proposal 3); and

4.	To take action upon any other matter that may properly come before the meeting or any adjournments thereof.

The Board has fixed the close of business on March 7, 2018 as the record date for determining those shareholders who will be entitled to vote at the Annual General Meeting.

The vote of each shareholder is important. I urge you to access the proxy materials on the internet or to request an electronic or a paper copy of them as promptly as possible. This will ensure that you will be able to complete your proxy card in a timely manner so that your shares will be voted at the Annual General Meeting.

By Order of the Board of Directors

Craig S. Comeaux
Secretary

March 21, 2018

WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE AS DESCRIBED ON THE PROXY CARD OR, IF YOU REQUEST A PAPER COPY, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.

Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

PART 1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by Argo Group of the enclosed proxy to vote shares of Argo Group’s Common Shares (the “Common Shares”) at the Annual General Meeting of shareholders to be held on May 4, 2018, at 9:00 am local time at 110 Pitts Bay Road, Pembroke, Bermuda and at such other meeting upon any postponements or adjournments thereof.

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”) and by the provisions of the Companies Act 1981 of Bermuda, Argo Group is making this proxy statement, the proxy card and the annual report to shareholders (the “proxy materials”) available to shareholders electronically via the Internet. A notice (the “Notice”) that includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders beginning on or about March 21, 2018. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. In addition, Argo Group will post copies of the 2017 Annual Report on Form 10-K and this proxy statement on its web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Annual General Meeting to which the Notice and this proxy statement apply is being convened solely for the purposes discussed in this document. Shares represented by duly executed proxies in the accompanying form received before the Annual General Meeting will be voted at the Annual General Meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by (i) filing with the Secretary of Argo Group an instrument revoking the proxy or (ii) submitting another proxy by Internet, phone or mail bearing a later date, duly executed if submitted by mail. Proxies may also be revoked by any shareholder present at the Annual General Meeting who votes in person. If your shares are held in street name, you must contact your broker, nominee or trustee to vote and revoke your proxy. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of the proposals set forth in the Notice, subject to limitations prohibiting brokers from voting on certain matters on behalf of their clients absent specific instructions (so called “broker non-votes” as described below in this Proxy Statement).

Argo Group will bear the cost of preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith. In addition, we have retained Georgeson, Inc. to aid in the solicitation of proxies. For these services, we will pay Georgeson, Inc. a fee of $10,500 plus reasonable expenses. Our directors, officers and employees may solicit proxies orally or in writing, without additional compensation. Argo Group will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Argo Group Common Shares and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

VOTING SECURITIES AND VOTING RIGHTS

Securities Outstanding

The close of business on March 7, 2018 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual General Meeting or such other meeting upon any adjournments or postponements thereof. On that date, there were 29,321,040 Common Shares issued, outstanding and entitled to vote. Argo Group has no other voting securities outstanding. Pursuant to Argo Group’s Bye-Laws, a majority of all the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting.

Each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders. Proposals in this proxy statement will be decided as follows:

1.	In accordance with our Bye-Laws, proposals 1 and 3 will be decided by an ordinary resolution; that is, a resolution passed by a simple majority of votes cast in person or by proxy.

2.	Proposal 2 will be decided on an advisory, non-binding basis and passed, if approved, by a simple majority of votes cast in person or by proxy.

A resolution put to a vote at the Annual General Meeting will be decided on by a show of hands unless a poll has been demanded pursuant to our Bye-Laws. Shares represented at the Annual General Meeting for which votes are withheld on any matter, shares that are represented by “broker non-votes” (that is, shares held by brokers or nominees that are represented at the Annual General Meeting but with respect to which the broker or nominee has not received voting instructions from the beneficial owner and is not empowered to vote on a particular proposal) and the shares that abstain from voting on any particular matter are not included in the tabulation of the shares voting on such matter, but are counted for quorum purposes. Member brokerage firms of the New York Stock Exchange, Inc. that hold shares in street name for beneficial owners, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, may vote in their discretion upon the proposal for the ratification of the appointment of Ernst & Young as our independent auditors.

Under our Bye-Laws, no “U.S. Person” (as that term is defined in our Bye-Laws) that owns our shares directly, or indirectly through foreign entities is entitled to exercise voting power on a matter (either directly or through a person whose ownership of shares in us is attributed to such U.S. Person) that equals or exceeds 9.5% of the votes conferred on all of our shares entitled to vote on such matter, after taking into consideration all votes held by such U.S. Person directly or through attribution.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of its directors except Mark E. Watson III, the Chief Executive Officer of Argo Group, is “independent” in accordance with the applicable corporate governance requirements of the listing rules of the Nasdaq Stock Market (“Nasdaq”) as currently in effect.

Board Leadership Structure

The Board of Directors has chosen to separate the position of Principal Executive Officer (held by the Company’s Chief Executive Officer) from the position of Board Chairman. The Company believes that this separation of positions is an appropriate structure for effectively dealing with both management and risk oversight because it creates a lead director that is independent from management whose role includes, but is not limited to, chairing meetings of the independent directors.

Code of Business Ethics and Conduct

The Board of Directors has adopted Corporate Governance Guidelines and a Code of Conduct and Business Ethics (the “Code of Conduct”) that applies to all its directors, officers and employees, including the principal executive officer and the principal financial officer, copies of which are available on the Company’s web site at www.argolimited.com. In addition, copies of the Code of Conduct can be obtained, free of charge, upon written request to our principal executive offices as follows: Investor Relations, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Any amendments to or waivers of the Code of Conduct that apply to the Company’s Board or its executive officers will be disclosed on our web site. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Committees and Meetings of the Board of Directors

During 2017, the standing committees of the Board of Directors were the Audit Committee, the Executive Committee, the Human Resources Committee, the Investment Committee, the Nominating Committee and the Risk & Capital Committee. The Board of Directors has no other committees. The Board of Directors has adopted written charters for the Audit, Human Resources, Investment, Nominating and Risk & Capital Committees that specify the scope of each committee’s responsibilities. Each committee charter is available on our web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

During 2017, the Board of Directors met 4 times, the Audit Committee met 4 times, the Human Resources Committee met 4 times, the Investment Committee met 4 times, the Nominating Committee met 2 times, the Risk & Capital Committee met 4 times and the Executive Committee did not meet. During that time, all directors attended 75% or more of the aggregate meetings of the Board of Directors and of the Committees of the Board on which they served with the exception of Mr. Cash, who was unable to attend several meetings due to medical issues in the second half of 2017.

While Argo Group does not have a policy requiring directors to attend the Annual General Meeting, the Company encourages directors to attend shareholder meetings and all of the directors attended the Company’s Annual General Meeting held in June of 2017.

Executive Sessions of Independent Directors

In order to promote open discussion among the independent directors, the Board of Directors schedules regular executive sessions at least 2 times each year in which those directors meet without management participation. During 2017, the independent directors met in executive session 4 times.

Board Committees

Executive Committee

The Executive Committee consists of Messrs. Woods, De Leon, and Watson. The Executive Committee may exercise all powers and authority of the Board of Directors in the oversight of the business of the Company.

Audit Committee

The Audit Committee consists of Messrs. Browne, De Leon, Josephson and Power, each of whom is “independent” and meets the other requirements for audit committee membership as defined by applicable Nasdaq listing rules for audit committee members.

The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting processes of the Company. Its primary responsibilities include (a) review of quarterly and annual financial results and other financial information of the Company, (b) appointment, replacement, compensation and oversight of independent auditors, (c) review of all recommendations by the auditors with respect to accounting methods and internal controls of the Company, (d) review and advance approval of audit and non-audit services provided by the auditors, the scope of such audits and services and the impact on the auditors’ independence, (e) oversight of the effectiveness of the Company’s internal audit function and (f) otherwise providing oversight for the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee’s role also includes discussing with Senior Management, Internal Audit and the independent auditors the Company’s processes for managing its business and financial risks and processes for compliance with significant applicable legal and regulatory requirements in relation to the Company’s accounting and financial reporting processes. In addition, the Committee establishes procedures for complaints relating to accounting, internal accounting controls or auditing matters as well as procedures for confidential, anonymous submission by Company employees of any concerns regarding questionable accounting or auditing matters.

In recommending independent auditors for the Company, the Audit Committee annually considers the performance and integrity of the independent auditors, the experience and qualifications of the lead audit partner, the geographic scope of their practice as compared to the Company’s geographic scope, their insurance industry expertise, the appropriateness of their fees, the Public Company Accounting Oversight Board reports on the firm and its peers, and other factors deemed appropriate.

In connection with performing its oversight role related to the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and with representatives from Ernst &Young;

•

discussed with Ernst & Young the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees (AS 1301); and

•

received from Ernst & Young the written disclosures and the letter regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent auditors, the independent auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Mural R. Josephson, Chairman

F. Sedgwick Browne

Hector De Leon

John R. Power, Jr.

Audit Committee Financial Experts

Mural R. Josephson is qualified as an “audit committee financial expert” within the meaning of applicable SEC rules and regulations governing the composition of the Audit Committee. In addition, the Audit Committee has determined that he has the appropriate experience and background to satisfy the “financial sophistication” requirements of Nasdaq’s listing rules.

Investment Committee

The Investment Committee consists of Messrs. Cash, Ramji, Tonelli, Watson and Woods. The Investment Committee assists the Board in the oversight of the Company’s key investment objectives, strategies and policies. In addition, the Investment Committee oversees the Company’s M&A activities. The Committee’s responsibilities include (a) approval of the Company’s investment policies, strategies, and transactions, (b) review of the performance of the Company’s investment portfolios and investment managers, (c) review of the criteria used to select outside investment managers, and approval of allocations to outside investment managers and (d) approval of any Company derivative policy and review of management analysis and reports on potential hedging programs and derivative transactions. All investment transactions are ratified by the full Board of Directors.

Human Resources Committee

The Human Resources Committee consists of Messrs. Cash, De Leon, Power and Woods, each of whom is “independent” in accordance with the applicable corporate governance requirements of the listing rules of Nasdaq as currently in effect. Each member of the Human Resources Committee also qualifies as a “non-employee director” under Section 16 of the Exchange Act and as an “outside director” under Section 162(m) of the U.S. Internal Revenue Code. The Human Resources Committee’s responsibilities include overseeing the compensation of the Company’s executive officers and directors, reviewing and discussing with the Company’s management the Compensation Discussion and Analysis contained in this proxy statement, producing an annual report on executive compensation for inclusion in the Company’s proxy statement, overseeing and advising the Board of Directors on the adoption of plans and policies that govern the Company’s compensation programs, reviewing management’s succession plans for the Company’s Chief Executive Officer and other primary executive officers, and determining and monitoring stock ownership guidelines.

Human Resources Committee Interlocks and Insider Participation

None of the members of the Human Resources Committee during the fiscal year 2017 or as of the date of this proxy statement is or has been an officer or employee of the Company. See “Related Persons Transactions – Certain Related Person Transactions” below for certain transactions involving the Company in which Mr. Woods may be deemed to have an indirect interest. The Company does not deem such interest to be material. No interlocking relationships existed between any member of the Board of Directors or Human Resources Committee and any member of the board of directors or compensation committee of any other company during the last fiscal year.

Risk & Capital Committee and Oversight

The Risk & Capital Committee consists of Mr. Browne, Ms. Lehane, Ms. Nealon, Mr. Tonelli and Mr. Watson. While the Board of Directors has the ultimate responsibility for overseeing and approving the Company’s risk strategy, risk appetite and risk tolerance levels, the Risk & Capital Committee provides oversight of the Company’s policies and procedures relating to compliance and risk management and also oversees the adequacy of the Company’s capital as measured against various regulatory and other requirements taking into account all risks to which the Company is exposed. Risk management is a collaborative effort of management, the Company’s Board of Directors and several functions within the Company that are focused on risk.

The Company’s enterprise risk management framework consists of three lines of defense and begins at the departmental level. Each business and function are charged with the task of identifying, assessing, measuring, monitoring, reporting and mitigating risks associated with their respective responsibilities. The Company’s Chief Risk Officer, who gives presentations on risk management matters directly to the Risk & Capital Committee, leads the second line of defense and plays a key role in risk management by coordinating, facilitating and overseeing the effectiveness and integrity of our risk management activities. This risk management function is also charged with establishing, maintaining and enhancing the methodology and tools used to identify and evaluate risks and, where risks are outside our risk appetite, ensuring that there is an appropriate response applied by the respective risk owner. The Internal Audit department provides a third line of defense by assessing the effectiveness of our risk management processes, practices and internal controls and providing timely feedback and assurance to the Audit Committee on the adherence to our risk management framework. The Head of Internal Audit reports on issues related to the internal control framework directly to the Audit Committee.

The Company believes that the foregoing enterprise risk management framework and oversight activities are structured in a way that enables us to take an active approach to risk management in a dynamic legal, regulatory and business environment. Through the efforts of management, our internal risk management function and the Board of Directors, we seek to manage our risk exposures within agreed risk tolerances, while recognizing that taking appropriate risks enables us to exploit opportunities beneficial to the Company and its shareholders.

Nominating Committee

The Nominating Committee consists of Messrs. Browne, Power, Tonelli and Woods, each of whom is “independent” in accordance with the applicable director independence rules of Nasdaq as currently in effect. The purpose of the Nominating Committee is to (a) establish criteria for Board member selection and retention, (b) identify individuals qualified to become Board members, (c) review and recommend to the Board individuals to be nominated or re-nominated for election as directors, including nominees submitted by shareholders in accordance with the requirements of our Bye-Laws as well as the Shareholder Recommendation Procedure set forth in our Nominating Committee charter, and (d) recommend directors for appointments to one or more of the Board’s standing committees. The Committee is also charged with establishing evaluation criteria and an evaluation process applied by the Board and each Committee in its self-evaluation process.

Director Qualifications and Diversity

The Nominating Committee assesses several factors when evaluating director nominees including, but not limited to, the current needs of the Board and, with regard to a nominee, their: (a) integrity, honesty and accountability; (b) successful leadership experience and strong business acumen; (c) forward-looking strategic focus; (d) collegiality; (e) independence and absence of conflicts of interests; and (f) ability to devote necessary time to meet director responsibilities. The Nominating Committee will ultimately recommend nominees that it considers to be fit and proper who will enhance the Board’s ability to oversee, in an effective manner, the management of the affairs and business of the Company. While the Nominating Committee does not have a formal policy when considering the overall composition of the Board with regard to the consideration of diversity in identifying director nominees, the Nominating Committee seeks a diverse and appropriate balance of members who have the experience, qualifications, attributes and skills that are necessary to oversee a publicly traded, growth oriented, international insurance organization that operates in multiple jurisdictions. In addition, the Nominating Committee seeks directors with experience in a variety of professional disciplines and business ventures that can provide diverse perspectives on the Company’s operations. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board based on the foregoing factors and will nominate candidates to fill vacancies accordingly. For a discussion of the specific experiences, qualifications, attributes or skills that led the Nominating Committee to conclude that each director should serve on the Company’s Board of Directors, see the biographical information section beginning on page 12.

Process for Nominating Directors

The Nominating Committee may receive recommendations for director nominees from various sources such as officers, directors and shareholders and it may also use third party consultants to assist in identifying and evaluating potential nominees. The Nominating Committee did engage a third-party search firm to procure the appointments of Ms. Lehane and Mr. Ramji. The Nominating Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a candidate recommended by an officer, director or consultant.

Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company. To make a director nomination at the 2019 Annual General Meeting, a shareholder must follow the same procedures required for submitting a shareholder proposal. See “Shareholder Proposals for 2019 Annual General Meeting” beginning on page 46 for a description of these procedures. Notices should be sent to Argo Group International Holdings, Ltd. c/o Craig S. Comeaux, Secretary, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Any such notice must also meet certain other requirements specified in our Bye-Laws as well as the Shareholder Recommendation Procedure set forth in our Nominating Committee charter.

Shareholder Communication with Board Members

The Company has a process for shareholders to communicate with the Board of Directors, a specific director or the independent directors as a group. Shareholders may send written communications to Argo Group International Holdings, Ltd. c/o Craig S. Comeaux, Secretary, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. The Secretary will review the communication and forward such communication to the individual director or directors to whom the communication is directed, if any. If the communication does not specify a recipient, the Secretary will forward it to the full Board of Directors or to the directors the Secretary believes are most appropriate.

Related Persons Transactions

Policy for Evaluating Related Person Transactions

The Board of Directors has adopted a written policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our Common Shares. Management administers procedures adopted by the Board of Directors with respect to related person transactions and the Audit Committee reviews and approves all such transactions (including the one described below). At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action. Approval of a related person transaction requires the vote of the majority of disinterested directors on the Audit Committee and the Audit Committee must determine that the transaction is fair and reasonable to the Company for a related person transaction to be approved. The Audit Committee periodically reports on its consideration of related party activities to the Board of Directors. The written policy relating to the Audit Committee’s review and approval of related person transactions is available on our web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Certain Related Person Transactions

Kinetica Partners, LLC. In 2013, our Surety unit received a submission through its established broker network to issue approximately $13 million of surety bonds on behalf of Kinetica Partners, LLC (“Kinetica”) in connection with a Gulf of Mexico pipeline project. Mr. Gary Woods, Chairman of our Board of Directors, is also the Chairman of the Board of Directors of Kinetica, and beneficially owns 10% of Kinetica through a family trust. The submission was underwritten, priced and bound in the ordinary course of business by the Surety unit. The terms and conditions of the surety bonds that were issued and the premium charged to Kinetica for issuance of the bonds, were consistent with those routinely applied and charged for similarly situated risks bound for unrelated third-parties. As of December 31, 2017, the surety bonds were still outstanding. Per the Surety unit’s standard requirements in connection with the issuance of surety bonds, Kinetica and Mr. Woods, in his personal capacity, among others, executed our Surety unit’s standard form of indemnity agreement holding our Surety unit harmless against any and all losses and expenses incurred resulting from the issuance of the surety bonds.

BENEFICIAL OWNERSHIP

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Shares as of March 7, 2018 of each person known to Argo Group to beneficially own more than 5% of the Common Shares. The information for each of these beneficial owners is based solely on information as of December 31, 2017 reported on a Schedule 13G filed by such owner with the Securities and Exchange Commission.

	Common Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,550,288	(1)	8.69%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,376,966	(2)	8.11%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,125,570	(3)	7.25%

(1)	The Dimensional Fund Advisors LP Schedule 13G/A was filed with the SEC on February 9, 2017 and provides that Dimensional Fund Advisors has sole voting power with respect to 2,521,884 Common Shares and sole dispositive power with respect to 2,550,288 Common Shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds and may be deemed to be the beneficial owner of the shares of Argo Group held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(2)	The Vanguard Group, Inc.’s Schedule 13G/A was filed with the SEC on February 8, 2018, and includes (a) 29,778 Common Shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of The Vanguard Group, Inc., as a result of it serving as investment manager of collective trust accounts and (b) 6,251 Common Shares beneficially owned by Vanguard Investments Australia, Ltd. (“VIA”), a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc. has sole dispositive power over 2,343,164 Common Shares, shared dispositive power over 33,802 Common Shares, sole voting power over 32,005 Common Shares and shared voting power over 4,024 Common Shares.
(3)	The BlackRock, Inc. Schedule 13G/A was filed with the SEC on January 30, 2018, and provides that BlackRock, Inc. has sole voting power over 2,043,644 Common Shares and sole dispositive power with respect to 2,125,570 Common Shares.

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of March 7, 2018 of (i) each director of Argo Group, (ii) each individual who has been identified as a named executive officer (“Named Executive Officer” or “NEO”) of Argo Group or its subsidiaries, and (iii) all directors and individuals who have been identified as executive officers of Argo Group as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1) (2)	Percent of Class (1)
Gary V. Woods	61,596	*
F. Sedgwick Browne	27,354	*
H. Berry Cash	19,758	*
Hector De Leon	19,476	*
Mural R. Josephson	20,076	*
Dymphna A. Lehane	0	*
Kathleen A. Nealon	20,863	*
John R. Power, Jr	21,976	*
Al-Noor Ramji	0	*
John H. Tonelli	20,743	*
Mark E. Watson III	1,011,138	3.45%
Jay S. Bullock (3)	212,863	*
Jose A. Hernandez	5,064	*
Kevin J. Rehnberg (3)	51,844	*
Axel Schmidt	37,311	*
Total (a)	1,530,062	5.22%

(a) All directors and individuals identified as executive officers of Argo Group and its subsidiaries as a group (15 persons)
* Less than 1% of the outstanding Common Shares

(1)	The information in this table is based on information supplied directly to Argo Group by executive officers and directors and on information reported on Forms 3, 4 or 5 or on any Schedule 13G filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares to which the person has the right to acquire beneficial ownership within 60 days of the record date, including equity grants that were exercisable on March 7, 2018 or that become exercisable within 60 days after March 7, 2018. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)	Includes the following stock appreciation rights that were vested and exercisable on March 7, 2018 or that become exercisable within 60 days after March 7, 2018: Mr. Woods – 13,310; Mr. Browne – 13,310; Mr. De Leon – 13,310; Mr. Josephson – 13,310; Ms. Nealon – 13,310; Mr. Power – 13,310; Mr. Tonelli – 13,310; Mr. Watson – 494,152; Mr. Bullock – 133,741; Mr. Rehnberg – 26,329 and Mr. Schmidt – 17,557. Also includes the following restricted shares that will vest within 60 days after March 7, 2018: Mr. Woods – 1,537; Mr. Browne – 1,537; Mr. Cash – 1,537; Mr. De Leon – 1,537; Mr. Josephson – 1,537; Ms. Nealon – 1,537; Mr. Power – 1,537; Mr. Tonelli – 1,537; Mr. Watson – 27,796; Mr. Bullock – 6,681; Mr. Hernandez – 2,283; Mr. Rehnberg – 4,492 and Mr. Schmidt – 6,627. 11,561 of Mr. Watson’s shares are held in a family trust for which Mr. Watson serves as trustee.
(3)	Includes the following number of shares pledged as security and held by brokers in margin accounts regardless of whether there are loans outstanding: Mr. Bullock – 28,120 shares; Mr. Rehnberg – 3,985 shares; Mr. Watson – 120,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and holders of more than 10% of Common Shares to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of Argo Group’s securities. Based on our review of these reports, we believe that during 2017 all reports for the registrant’s executive officers, directors and 10% shareholders that were required to be filed under Section 16(a) of the Exchange Act were timely filed.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bye-Laws provide for the election of directors by our shareholders. Each class of directors serves for a term of three (3) years. In accordance with the Bye-Laws, our Board of Directors is divided into three classes (Classes I, II and III). The classes are determined by dividing the number of directors by 3. If this results in a whole number, there will be an equal number of directors in each class. If this results in a fraction of 1/3, one additional director will be placed into Class III. If this results in a fraction of 2/3 one director will be placed into Class II and one into Class III. The Company’s Bye-Laws further provide that the Board may re-designate directors to different classes so that they conform to the preceding formula. We believe a classified board structure is in the best interests of our shareholders because stability in Board membership provides continuity in the guidance management receives from the Company’s Board of Directors with respect to the Company’s long-term strategy.

Four Class II directors are to be elected at the 2018 Annual General Meeting. The Nominating Committee has nominated Hector De Leon, Mural R. Josephson, Dymphna A. Lehane and Gary V. Woods, each of whom is presently serving on the Board, to stand for re-election as Class II directors. Each of them was recommended for re-election by the Nominating Committee for consideration by the Board of Directors and proposal to our shareholders. If elected, the four nominees will serve as Class II directors for three-year terms until the Annual General Meeting of shareholders in 2021 or until their successors have been elected and qualified. It is intended that proxies will be voted in favor of these persons. If, for any reason, any of the nominees is not able or willing to serve as a director when the election occurs (a situation which is not presently contemplated), it is intended that the proxies will be voted for the election of a substitute nominee in accordance with the judgment of the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR SUCH NOMINEES AS DIRECTORS.

For Messrs. Cash, De Leon, Power, Watson and Woods, the duration of service as a director stated below includes service on the board of directors of Argonaut Group, Inc. prior to its 2007 merger with the Company.

Biographical Information for the Class II Nominees to be Elected this Year

Hector De Leon (71) became a director in 2003. Mr. De Leon is the chairman of the board of directors of De Leon & Washburn, P.C., a law firm based in Austin, Texas, which he founded in 1977. Prior to 1977, Mr. De Leon was the General Counsel of the Texas State Insurance Board. From February 1985 to November 1997, Mr. De Leon served as a director of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company. Mr. De Leon brings to the Board experience and skills relating to the insurance regulatory environment in which the Company operates combined with a corporate legal background. In addition, Mr. De Leon’s experience includes prior service as a director of a publicly traded, growth oriented, specialty property and casualty insurance holding company.

Mural R. Josephson (69) became a director in 2004. Mr. Josephson is a Registered Certified Public Accountant in Illinois. Mr. Josephson retired from Kemper Insurance Companies (“Kemper”) in 2002. During his 5-year tenure at Kemper, he held key management positions, including senior vice president and chief financial officer and senior vice president of finance. Prior to joining Kemper, Mr. Josephson held several senior level positions at KPMG, including 19 years as an audit partner. While at KPMG, he was a member of the National Insurance Practice Committee and a member of the Professional Practice Review Committee. Mr. Josephson has been a director of HealthMarkets, Inc., an insurance holding company, since May of 2003 and is currently chairman of its Audit Committee. He was also a director of SeaBright Holdings, Inc., an insurance holding company traded on the NYSE until February 2013, and its wholly owned subsidiary, SeaBright Insurance Company, from July 2004 until February 2013 and was serving as the chairman of its Audit Committee. In addition to his historical knowledge of the Company’s operations and his extensive background in the insurance sector, Mr. Josephson brings to the Board experience, qualifications and skills that are specific to the Company’s accounting, internal control and audit functions. Due to his background, Mr. Josephson also possesses financial reporting expertise and a level of financial sophistication that qualifies him as a financial expert in his role as a member of the Audit Committee.

Dymphna A. Lehane (54) became a director in 2017. Ms. Lehane’s international career includes significant experience dealing with strategic issues and technology-led business change at global insurance companies. She is currently the Independent Chair of the Debt Market Integrator, a United Kingdom Cabinet Office venture serving a number of government departments, and has served in such capacity since January 2016 and Chairman of ORIC International, the Insurance Industry Risk Consortium, since December 2015. From 1988 to 2007, she was a Senior Partner at Accenture, including serving as Global Managing Partner, Insurance Industry. She previously served on the boards of Aviva Life and Pensions Insurance Ireland from June 2012 to December 2015 and Aviva Health Insurance Ireland from June 2012 to July 2016, including roles on the Audit and Risk Committees. Ms. Lehane brings to the Board specialized expertise in the global insurance industry and experience in the areas of corporate governance and risk management specific to the financial services industry.

Gary V. Woods (74) became a director in 2000 and has served as Chairman of the Board of Directors since 2001. Mr. Woods has been President of McCombs Enterprises, a diversified automotive, energy, real estate and investment holding company, since 1979. He also serves on the boards of directors of the Southwest Research Institute and the San Antonio Cancer Foundation. Mr. Woods brings to the Board an entrepreneurial background with experience in overseeing complex business organizations. As President of McCombs Enterprises, Mr. Woods has successfully funded and promoted numerous growth companies in a diverse array of industries, both domestically and internationally, providing him with the necessary skills and qualifications to serve as the Chairman of the Company’s Board of Directors.

Biographical Information for the Class III Directors whose Terms Expire in 2019

F. Sedgwick Browne (75) became a director in 1999 and also served as Vice-Chairman of the Company’s board of directors from 2003 until 2007. He retired as counsel at Sidley Austin Brown & Wood LLP (now known as Sidley Austin LLP), a law firm, in 2004. Mr. Browne previously was a partner at Morgan, Lewis & Bockius LLP and prior thereto at Lord Day & Lord, Barrett Smith, where he specialized in the insurance and reinsurance industry. Prior to his retirement and for more than twenty years, Mr. Browne was a trustee and director of the Swiss Reinsurance US Group and of the Winterthur Swiss Insurance US Group. In addition to his historical knowledge of the Company’s operations, Mr. Browne brings to the Board a corporate transactional background that is specific to the Company’s operations in the insurance sector. Mr. Browne also possesses financial reporting expertise and the legal experience and qualifications necessary to guide the Company through many of the regulatory requirements currently imposed on publicly traded companies.

Kathleen A. Nealon (64) became a director in 2011. In 2013, she also became a director of the Company’s wholly owned subsidiary, Argo Managing Agency Limited, which underwrites insurance risks for the Company’s syndicate at Lloyd’s of London. Ms. Nealon’s international career includes significant experience with risk management, compliance and regulatory issues of global companies. Ms. Nealon was the group head of legal and compliance at Standard Chartered Plc in London from 2001 until her retirement in 2004 where she also held additional international legal and compliance positions from 1992 to 2001. Prior to Standard Chartered Plc, Ms. Nealon practiced international banking and regulatory law in New York for 14 years. Ms. Nealon is also the Co-Chair of the European Advisory Board of Georgetown Law School and served on the advisory council of the Institute of Business Ethics for many years. Ms. Nealon also served on the boards of directors of Shire Plc from 2006 to 2010 and Halifax Bank of Scotland Plc from 2004 to 2009 when it was merged into Lloyds Bank Plc. In addition, Ms. Nealon served on the board of directors of Cable and Wireless Communications Plc and its predecessor company, Cable and Wireless Plc, from 2005 until 2011. In 2012, Ms. Nealon was named to the board of Health Education England, an executive non-departmental public body, sponsored by the Department of Health that manages health education in England, where she currently holds the position of Deputy Chair. Ms. Nealon brings to the Board specialized expertise in the areas of corporate governance, compliance and risk management specific to the banking and financial services industries.

Al-Noor Ramji (63) became a director in 2017. Mr. Ramji has been Group Chief Digital Officer at Prudential plc, an international financial services group, since January of 2016 and is responsible for developing and executing an integrated, long-term digital strategy for the group. He has been a director of EVRY AS since February 2017 and Virtusa Corporation since February 2011 where he also serves as a member of its Compensation Committee. Before joining Prudential, he worked at Northgate Capital, a venture firm in Silicon Valley, from November 2014 to December 2015 where he ran technology-focused funds. Prior to this, he was a director of Misys Plc, a financial services group, from 2005 to 2010 and also served as an executive vice president of Misys Plc from 2010 to 2013. Mr. Ramji has previously held leading technology and innovation roles at BT Group, Qwest Communications, Dresdner Kleinwort Benson and Swiss Bank Corporation. Mr. Ramji brings to the Board a strong background in information technology services and digital strategies which play an integral role in the Company’s operations.

John H. Tonelli (53) became a director in 2010. Mr. Tonelli has been a Managing Director and Head of Debt Capital Markets & Syndication at Oppenheimer & Co., Inc. since June of 2015. Previously, he was the Chief Executive Officer of Advanced Global Capital, a private investment-company, from 2009 and Chairman of Advanced Global Securities, a FINRA registered Broker-Dealer based in New York. Mr. Tonelli has over twenty-five years of experience in finance, working both as an investment banker and as an attorney. Mr. Tonelli has advised numerous companies and governments on direct investments, securities issuance, privatizations and infrastructure financings. He was a director of Garnero Group Acquisition Company from May 2014 to January 2016 where he also served as Chairman of its Audit Committee. From 2009 to 2013, Mr. Tonelli was Chief Financial Officer of Corporacion America, S.A., a global transportation and infrastructure company. Mr. Tonelli continues to serve as a financial advisor to Corporacion America. From 2003 to 2009, Mr. Tonelli was a Senior Managing Director with J.P. Morgan & Co., Inc. and Bear Stearns & Co. Inc. where he was Head of International Structured Finance. From 1999 to 2003, he was CEO of International Venture Partners, LLC, a NASD member broker-dealer specializing in emerging markets. From 1992 to 1999, Mr. Tonelli was an attorney with Cadwalader, Wickersham & Taft where he was head of the Latin American practice group. Mr. Tonelli brings to the Board specialized expertise in finance and emerging markets knowledge beneficial to the Company’s international operations.

Biographical Information for the Class I Directors whose Terms Expire in 2020

H. Berry Cash (79) became a director in 2005. Mr. Cash was a general partner of InterWest Partners, a venture capital fund, from 1985 through 2014. Mr. Cash has also served on the board of directors of Ciena Corporation since April 1994, Silicon Laboratories Inc. since December 1997, and First Acceptance Corporation since November 1996. Mr. Cash previously served as a director of i2 Technologies, Inc. from January 1996 until April 2009. In addition to his capital raising experience, Mr. Cash brings to the Board a strong background in information technology which plays an integral role in the Company’s operations. Due to his experience in the venture capital sector, Mr. Cash also brings perspectives to the Board associated with the capitalization and management of organizations through the corporate life cycle.

John R. Power, Jr. (62) became a director in 2000. Since May 1988, he has served as President of the Patrician Group, a private investment firm, and serves as a general partner of several private partnerships. Mr. Power has also served on the board of directors of certain financial subsidiaries of CNH Global, N.V. since January 1997. Mr. Power previously served as a director of America West Airlines and its advisory board from August 1994 to April 2001 and has also served as a director of several charitable organizations. Mr. Power brings to the Board senior management skills and insight derived from a real estate, finance and commercial and investment banking background. Due to his past and present years of service as a director of other publicly traded companies, Mr. Power has experience with the design and implementation of effective compensation strategies that benefit the Company in his role as a member of the Human Resources Committee. Mr. Power’s prior service on the audit and executive committees of other publicly traded companies has also provided him with experiences and skills that benefit the Company and compliment his current committee assignments on the Company’s board of directors.

Mark E. Watson III (53) has been an investor in the Company since 1998; he became a director in 1999 and has been President and Chief Executive Officer of the Company since January 2000. He has been a principal of Aquila Capital Partners, a San Antonio, Texas-based investment firm since 1998. He served from 1992 to 1997 as a director and Executive Vice President, General Counsel and Secretary of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company. Prior to that, Mr. Watson was an attorney with the New York based law firm Kroll & Tract from 1989 to 1992 where he represented international insurance and reinsurance companies. Mr. Watson is currently a member of the board of directors of the U.S. Chamber of Commerce, a member of the board of governors of the Property Casualty Insurers Association of America and a member of the board of directors of the Association of Bermuda Insurers & Reinsurers. Mr. Watson previously served as a member of the board of directors of Houston International Insurance Group, Ltd. from December 2010 to July 2014 and as chairman of its Audit Committee from November 2011 to May 2013. Due to his lengthy tenure in the industry, having previously held several executive positions at Titan Holdings, Inc., and his investment knowledge, Mr. Watson brings to the Board a wealth of experience in the specialty property and casualty insurance sector and insight into the Company’s investment strategies. In his role as President and Chief Executive Officer of the Company, Mr. Watson also brings to the Board critical insight into the Company’s operating environment and growth strategy.

Non-Employee Director Compensation

Cash Compensation

Our non-employee directors receive a combination of cash retainers, meeting fees and travel fees as described in the following table. We also reimburse our directors for travel, lodging and related expenses incurred in attending our board or committee meetings or for travel related to the Company’s business.

Annual Retainer (paid in quarterly installments)	$85,000

Board and Committee Meeting Fees

Special Meetings of the Board = $2,000 per meeting

Special Meetings of the Audit Committee = $1,000 per meeting

Meeting of Executive Committee = $2,000 per meeting

Travel for Board and Committee meetings = $2,000 per day

Travel for Company Affairs at the Request of the Board = $2,000 per day

Board and Committee Retainers (paid in quarterly installments)

(a) Chairman of the Board = $50,000 annual retainer

(b) Chair, Audit Committee = $25,000 annual retainer

(c) Member, Audit Committee = $10,000 annual retainer

(d) Chair, Human Resources Committee = $15,000 annual retainer

(e) Member, Human Resources Committee = $8,000 annual retainer

(f) Chair, Investment Committee = $15,000 annual retainer

(g) Member, Investment Committee = $8,000 annual retainer

(h) Chair, Nominating Committee = $15,000 annual retainer

(i) Member, Nominating Committee = $8,000 annual retainer

(j) Chair, Risk & Capital Committee = $15,000 annual retainer

(k) Member, Risk & Capital Committee = $8,000 annual retainer

Beginning in 2018, $40,000 of the Annual Retainer (or $10,000 per quarter) will be paid subject to attendance at Board meetings.

Annual Equity Awards

Each of our non-employee directors receives an annual fixed-value grant of $70,000 awarded in restricted stock. The awards are granted on the date of our annual general meeting of shareholders that is generally held in May of each year. The awards vest on the third anniversary of the date of the grant. Beginning in 2018, the awards will vest on the day preceding the next annual general meeting of shareholders.

Deferred Compensation Plan

Until December 16, 2013, our non-employee directors were also entitled to participate in a deferred compensation plan. The plan allowed a non-employee director to defer 0%, 50% or 100% of his or her cash compensation. While no further deferrals were permitted under the plan from and after December 16, 2013, and certain amounts thereunder were paid out prior to the end of 2013, additional deferred amounts remained subject to the terms of the plan. Under the plan, deferred amounts were credited with interest, compounded quarterly at a rate 2% above the prime commercial lending rate. The Company also matched 75% of the deferred amount which was converted into stock units based on the closing price of the Company’s stock on the date that the deferred amount was otherwise earned. Pursuant to the plan, each director was credited with an initial grant of 1,650 stock units. The hypothetical value of a stock unit at any point in time was equal to the market value of the Company’s common stock. Pursuant to the terms of the plan, all remaining amounts were distributed in December of 2017 and were paid in cash.

2017 Non-Employee Director Compensation

The following table sets forth our non-employee directors’ 2017 cash and equity compensation. References next to each director’s name in column (a) refer to the applicable committee legend included in the “Committee Retainers” section of the Non-Employee Director Compensation cash compensation schedule above. The values shown in column (c) represent the U.S. GAAP ASC TOPIC 718 fair value on the grant date.

(a) Name	(b) Fees Earned or Paid in Cash		(c ) Stock Awards(3)	(d) Option Awards	(e) All Other Compensation	(f) Total
Gary V. Woods (a) (e) (g) (h)	$197,500		$94,030	$—	$—	$291,530
F. Sedgwick Browne (c) (i) (j)	$147,500		$74,965	$—	$—	$222,465
H. Berry Cash (e) (g)	$136,000		$72,542	$—	$—	$208,542
Hector De Leon (c) (e)	$149,000	(1)	$75,463	$—	$—	$224,463
Mural R. Josephson (b)	$165,000		$81,922	$—	$—	$246,922
Dymphna A. Lehane (k)	$85,750		$70,000	$—	$—	$155,750
Kathleen A. Nealon (k)	$189,565	(2)	$77,574	$—	$—	$267,139
John R. Power, Jr. (c ) (d) (i)	$144,000		$89,745	$—	$—	$233,745
Al-Noor Ramji (g)	$79,750		$70,000	$—	$—	$149,750
John H. Tonelli (f) (i) (k)	$147,500		$72,482	$—	$—	$219,982

(1)	$15,000 of this amount represents payments to Mr. De Leon for service on the board of directors of the Company’s subsidiary, Argo Group US, Inc.
(2)	$67,565 of this amount represents payments to Ms. Nealon for service on the board of directors of the Company’s subsidiary, Argo Managing Agency Ltd. Ms. Nealon was paid in British Pounds for her service on the board of this subsidiary. The payment was converted into U.S. dollars for purposes of the foregoing table using a December 29, 2017 exchange rate of 1.3513 US$/GBP.
(3)	Includes the grant date fair value of restricted stock granted by the Company during 2017 and additional stock units granted by the Company during 2017 pursuant to the director deferred compensation plan described above for cash dividends paid on the Company’s common stock.

The following table sets forth the aggregate number of stock appreciation rights owned by each of our non-employee directors on December 31, 2017:

Name	SARs
Gary V. Woods	13,310
F. Sedgwick Browne	13,310
H. Berry Cash	0
Hector De Leon	13,310
Mural R. Josephson	13,310
Dymphna A. Lehane	0
Kathleen A. Nealon	13,310
John R. Power, Jr.	13,310
Al-Noor Ramji	0
John H. Tonelli	13,310

Director Stock Ownership

All of our non-employee directors are expected to comply with the Company’s Equity Ownership Guidelines that are discussed beginning on page 33. The guideline ownership level requires each non-employee director to hold equity having a value equal to or greater than three times the annual retainer they received for service on the Company’s Board of Directors in the preceding year. Compliance is tested as of the first business day of the second quarter each year. As of April 1, 2017, all of our non-employee directors were in compliance with the Company’s Equity Ownership Guidelines.

In addition, all of our non-employee directors are subject to the Company’s Insider Trading Policy that, among other things, prohibits hedging transactions involving the Company’s equity securities and further prohibits directly or indirectly pledging a significant number of our equity securities. The Company’s Insider Trading Policy is discussed beginning on page 34.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY

The Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), included a requirement that companies provide shareholders with an opportunity to vote on an advisory, non-binding basis on the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and related tables in the proxy statement. This vote is on the compensation reported for the NEOs in the proxy for the prior year and is commonly referred to as “say on pay.” Consistent with the preference expressed by our shareholders at our 2017 annual general meeting, our Board of Directors has determined that we will include a vote to approve, on an advisory basis, our executive compensation in our proxy materials every year until the next required advisory vote to approve the frequency of an advisory vote on executive compensation, which will occur no later than our 2023 annual general meeting.

As discussed more fully in the Executive Summary of the Compensation Discussion and Analysis section which begins on page 20 and the discussion that follows it, the Company’s compensation program is designed to link pay to both business and individual performance and is intended both to retain superior, productive employees and to attract new talent necessary to continue the Company’s profitable growth. The program is designed to align the interests and motivations of our executives with the creation and protection of shareholder value. The program includes three main components – base salary, annual incentive awards and long-term incentive awards.

We consider growth in book value per share, inclusive of cash dividends paid to our shareholders, to be the most comprehensive assessment of our ability to create shareholder value. Growth in book value per share is achieved through a combination of underwriting income, total return on our invested assets and capital management. Since 2002, the Company’s book value per share has grown at a compounded growth rate of 9.4% per year inclusive of both the ordinary and extraordinary dividends paid during such period. The Company believes that its NEOs were instrumental in achieving these results and the compensation packages designed for them are intended both to reward them for their current achievements and to motivate them to continue to excel in the future. We believe our record continues to compare well with our peers in terms of value creation, particularly given the extraordinary economic and market conditions facing our industry over the past several years. Accordingly, the Company requests shareholder approval of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion included herein.”

An advisory vote is not binding upon the Company. However, the Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions related to the Company’s NEOs.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THIS PROPOSAL. IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

NAMED EXECUTIVE OFFICERS

Business Experience of Named Executive Officers

Mark E. Watson III (53) has been President and Chief Executive Officer of Argo Group since January 2000. A description of Mr. Watson’s business experience can be found beginning on page 15 where the biographical information for the three Class I directors whose terms expire in 2020 is set forth.

Jay S. Bullock (53) has been Chief Financial Officer of Argo Group since May 2008. He joined Argo Group from Bear Stearns & Co. Inc. where he was a Senior Managing Director and Head of Bear Stearns’ Insurance Investment Banking Group. While at Bear Stearns, Mr. Bullock focused on the insurance sector. In this role, he advised on company acquisitions, mergers and sales as well as all forms of public and private financings and restructurings. During this period, he was also an advisor to Argo Group on a number of transactions. Prior to joining Bear Stearns in 2000, Mr. Bullock was a Managing Director at First Union Securities. He is an honors graduate of Southern Methodist University and received his MBA from The McColl School of Business, Queen’s College, Charlotte, North Carolina. Mr. Bullock also holds the designation of Certified Public Accountant (CPA).

Jose A. Hernandez (52) has been Head of International of Argo Group since October 2016. Prior to joining the Company, Mr. Hernandez most recently served as president and chief executive officer of American International Group’s Asia Pacific region. Mr. Hernandez spent more than 20 years with American International Group in a number of senior leadership roles in both the consumer and commercial segments. He has expertise in field operations, distribution, underwriting, claims, strategic planning and management. Mr. Hernandez has a bachelor of science degree in Marketing and Management from Bentley University and a master in business administration degree with a concentration in insurance from the College of Insurance in New York.

Kevin J. Rehnberg (54) has been President of Argo Group’s U.S. Operations since March 2013. Prior to joining the Company, Mr. Rehnberg served as executive vice president for specialty lines at OneBeacon Insurance where he oversaw specialty business. Mr. Rehnberg began his career at Chubb in 1986 and he held a number of roles with increasing responsibility at Chubb Atlantic, Liberty, St. Paul and St. Paul Travelers through 2005. More recently, he served as CEO of Consultants in Laboratory Medicine of Greater Toledo, Inc. Mr. Rehnberg has a bachelor’s degree in History from Princeton University.

Axel Schmidt (61) has been Chief Underwriting Officer of Argo Group since August 2014. He came to Argo Group from Aviva where he served as Chief Underwriting Officer for the company’s UK/Ireland business across personal, commercial and corporate/specialty lines and also as Aviva’s global practice leader for underwriting, products, pricing and claims. Prior to joining Aviva, Mr. Schmidt spent 20 years at Zurich in their international business where he held a number of senior underwriting and management positions including Deputy Chief Executive Officer/CUO for their corporate business in Europe/UK and Underwriting Director for their global corporate business. He also served as a member of Zurich’s Group Underwriting and Group Reinsurance Board. Prior to joining Zurich, Mr. Schmidt spent 2 years at Gerling Global Re as an underwriter. Mr. Schmidt graduated from Westphalian Wilhelms University in Munster, Germany with a degree in Law Studies. He also earned a Juris Doctorate from the State Supreme Court in Dusseldorf, Germany.

COMPENSATION OF EXECUTIVE OFFICERS

The information referenced in Item 11 of the Company’s Form 10-K for the year ended December 31, 2017 can be found under the “Compensation Discussion and Analysis,” “Executive Compensation,” “Human Resources Committee Report” and “Human Resources Committee Interlocks and Insider Participation” headings of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2017 Company Performance and Strategy

Operating results in 2017 reflect continued growth in certain strategic business units and the impact of the Ariel Re acquisition. Our results were negatively impacted by an estimated $145 million in pre-tax catastrophe losses, net of reinsurance and estimated reinstatement premiums and certain other catastrophe related premium charges, incurred in the third and fourth quarters of 2017 as a result of Hurricanes Harvey, Irma and Maria and California wildfires. The strong performance from our investment portfolio offset our underwriting results for the year. Our focus on strategic asset allocation benefitted our results, offsetting the continuing impact of the prevailing low yielding investment environment. In addition, we continued to make progress towards operational efficiency, investments in technology and portfolio optimization in certain business units. These results reflect a competitive market environment that continues to put pressure on the rates we charge for our products. A summary of our financial results for fiscal 2017 as compared to fiscal 2016 are shown in the comparison set forth below.

	For the Year Ended December 31,
(in millions except per share amounts)	2017	2016	Percentage change
Gross written premiums	$2,697.2	$2,164.8	24.6%
Total revenue	1,774.1	1,576.5	12.5%
Net income	50.3	146.7	-65.7%
Adjusted operating income before taxes (1)	6.9	151.3	-95.4%
Comprehensive income	99.2	182.9	-45.8%
Book value per share	61.48	59.73	2.9%

Cash dividends per share paid during year	1.08
Book value per share incl. dividends	62.56
Book value per share percentage increase	4.7%

(1)	Excludes net realized investment gains of $39.3 million and foreign currency exchange loss of $6.3 million for the year ended December 31, 2017. Excludes net realized investment and other gains of $26.1 million and foreign currency exchange gains of 4.5 million for the year ended December 31, 2016. See Annex A for description and reconciliation with respect to this non-GAAP measure.

The insurance industry is cyclical and, because not all types of risk in all geographic regions follow the same path during a cycle, we believe that a company with a diverse underwriting platform, both by line of business and geography, is best positioned to succeed across underwriting cycles. The existence of a diverse platform allows a company to deploy capital to more profitable risks and geographies in response to favorable market conditions while reducing underwriting capacity in areas where pricing, terms and conditions have deteriorated due to economic downturns and/or aggressive competition. To this end, the Company has developed a platform to offer a broad spectrum of insurance and reinsurance products accessing multiple geographies through operations in Bermuda, the United States, Europe, Brazil and Singapore.

During periods of intense competition and depressed prices, or soft markets, insurers often choose to re-examine their risk appetite strategies and platforms while constraining underwriting. We believe companies that are able to act quickly when conditions improve are likely to benefit the most. Accordingly, throughout the current prolonged soft market period, we have remained focused on initiatives intended to position the Company for success across the cycle and in future changing market environments. The growth we achieved during 2017 in part reflects expansion in businesses where we have a track record of profitable results, augmented or offset by modest rate changes in most of our markets, and the Ariel Re acquisition. We continue to focus on initiatives to grow our business where we see profitable opportunities and to withdraw from markets where there is excessive competition on price or terms and conditions.

Remaining well capitalized is one of our key financial objectives. This objective is balanced against our efforts to repatriate excess capital to our shareholders through share repurchases and the payment of cash dividends. In 2017, we returned a portion of what we deem to be excess capital to our shareholders. To this end, we repurchased $45.2 million or approximately 756,000 shares of our common stock and paid in the aggregate cash dividends of $33.2 million during 2017, returning $78.4 million in total to our shareholders. Importantly, we were able to return this capital without diminishing our financial strength, retaining sufficient capital to fully support both our existing initiatives and our ability to take advantage of opportunities as they arise.

We consider growth in book value per share (or “BVPS”), which is achieved through a combination of underwriting income, total return on our invested assets and capital management, to be the most comprehensive measure of our financial strength and ability to create shareholder value. As such, we have incorporated this metric into our long-term incentive plan as discussed in greater detail beginning on page 27. In 2017, our BVPS, inclusive of cash dividends paid to our shareholders, grew 4.7% during the year. In addition, we believe the compound annual growth rate in our book value presents a compelling record. As shown in the table below, since 2002 our BVPS has compounded at an annual rate of 9.4%. Given the extraordinary economic and market conditions facing our industry over the past several years, we believe our record in terms of creating shareholder value remains strong and continues to compare well with our peers.

2017 Compensation Decisions

Our incentive compensation program for 2017 included requiring the achievement of pre-tax operating income and year-over-year growth in BVPS targets. Annual and long-term incentive compensation decisions were based on achievement of both these financial targets and individual performance objectives that were established at the beginning of the year for each NEO.

Annual incentive compensation is determined using individual target awards adjusted at year-end based on factors related to both the Company’s financial performance and individual performance to determine the final amount of the award. Target awards are established at the beginning of the year along with a pre-tax operating income goal for the Company and annual objectives for each NEO. At the end of the year, the individual target awards are multiplied by the percentage of plan pre-tax operating income achieved by the Company to calculate preliminary awards. The payout range for annual incentives is 0% to 200% of target. Preliminary awards are then subject to upward or downward adjustment by up to 30% if deemed appropriate by the Human Resources Committee (or the “Committee”) to factor in individual achievement of pre-determined annual objectives not captured by the result. Information about the Company’s financial performance as it relates to the calculation of preliminary annual incentive awards and detailed disclosure about the individual performance annual objectives considered by the Committee to determine personal performance modifiers, including performance against those objectives, may be found in the discussion of the Company’s annual incentive plan beginning on page 26.

Long-term incentive compensation is determined using individual target awards established at the beginning of the year modified by the achievement of growth in BVPS goals for the Company and individual long-term performance objectives set by the Committee. At the end of the year, one-half of the target awards are adjusted based on the percentage of BVPS growth achieved by the Company, and the full target award is modified by the Committee’s evaluation of achievement of the pre-determined individual objectives. Payouts can range from 25% to 150% of an NEO’s target opportunity. Information about the Company’s achievement of the BVPS growth goal and detailed disclosure about the long-term individual performance objectives considered by our Committee to determine final awards may be found in the discussion of the Company’s long-term incentive plan beginning on page 27.

Our 2017 financial performance resulted in the following compensation actions for our NEOs:

Base Salaries

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No adjustments were made to our NEOs’ base salaries in 2017 with the exception of Mr. Rehnberg, whose base salary was increased to $650,000 from $575,000 effective February 19, 2017. The Committee decided to increase Mr. Rehnberg’s base salary by 13% given his performance and tenure without an increase in base salary since joining the Company in 2013.

Annual Incentives

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Our performance with respect to achievement of the Company’s pre-tax operating income target of $161.1 million, as adjusted by the Committee in the manner described on page 26, resulted in calculated preliminary awards for our NEOs equal to 0% of their target opportunities, with the exception of Mr. Rehnberg whose calculated preliminary award was based on the achievement of 62% of plan accident year underwriting income for those operations over which Mr. Rehnberg has the most direct responsibility and influence. After taking into account achievement of annual individual performance objectives, Mr. Rehnberg earned 62% of his target 2017 annual incentive award, and our CEO and other NEOs earned 0% of their target 2017 annual incentive awards as discussed in greater detail in the Annual Incentive Awards section beginning on page 26.

Long-term Incentives

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Book value per share grew 4.7% in 2017, inclusive of cash dividends paid to our shareholders, as compared to the year-over-year growth rate target of 7% established by the Committee. After taking into account achievement of long-term individual performance objectives, our CEO earned 106% of his target 2017 long-term equity incentive award and our other NEOs earned between 96% and 101% of their target 2017 long-term equity incentive awards, as discussed in greater detail in the Long-Term Incentive Awards section beginning on page 27.

Key Components of the Compensation Program

The following table provides a brief summary of the principal components of the Company’s executive compensation program, as derived from the compensation philosophies described in more detail later in this Compensation Discussion and Analysis:

Compensation Element	Form	Compensation Objective	Relation to Performance
Annual Base Salaries	Cash paid on a regular basis throughout the year	Provide a level of fixed compensation that is competitive and allows us to attract and retain executive talent	Base salaries reflect the experience, skills and responsibilities of the NEO, the pay practices of companies with whom we compete for talented executives, economic conditions, and the Committee’s assessment of Company and individual performance

Annual Incentive Awards	Cash awards paid on an annual basis following year-end	Reward executives who contribute to the Company’s success through achieving annual corporate financial objectives and individual performance goals aligned with the Company’s strategic objectives	Annual incentive awards are earned for achievement of a planned pre-tax operating income goal with payout from 0% to 200% of an executive’s target opportunity adjusted by +/-30% for assessment of annual individual performance

Long-Term Incentive Awards	Equity incentive awards vesting ratably over four years	Reward and retain executives who contribute to the Company’s success through achieving long-term corporate financial objectives and individual performance goals that are aligned with building shareholder value	Long-term incentive awards are earned for achievement of pre-established growth in BVPS goals, inclusive of dividends, for 50% of the awards, with the full award adjusted by +/- 25% of target for achievement of long-term individual performance objectives; payouts range from 25% to 150% of an executive’s target opportunity

We also provide broad-based savings and welfare benefits, limited perquisites, customary expatriate benefits and post-termination compensation to our NEOs for the financial security and well-being of the executives and their families as described in more detail later in this Compensation Discussion and Analysis.

2017 Say on Pay Vote and Engagement with Shareholders

At our 2017 annual general meeting, 98% of votes cast were in favor of the 2016 compensation paid to our NEOs. The Company believes this result is a positive endorsement of its executive compensation program and the Committee’s compensation decisions. The strong support of the Company’s executive compensation program is one factor that contributed to the Committee’s decision not to make significant changes to the Company’s current executive compensation programs or policies in 2017. In addition, the Company routinely engages with our shareholders to understand their perspectives on the Company, including our executive compensation practices. In general, our shareholders advised that the alignment of pay and performance, including clear disclosure describing performance metrics and the linkage between pay and performance, are important considerations for voting on “say on pay” proposals. The Committee will continue to consider the results of our annual shareholder advisory votes, as well as the additional feedback we receive from our shareholders, when reviewing our executive compensation programs and policies.

Compensation Philosophy

The main objectives of our executive compensation program are to:

•	Link pay to both Company and individual performance;

•	Align our executives’ interests with the Company’s strategic goals and the interests of shareholders;

•	Provide a competitive compensation program that allows us to attract and retain superior talent in the competitive specialty insurance marketplace in which we operate; and

•	Appropriately manage risk.

When determining the appropriate level of compensation for an NEO, the Committee looks not only at the separate components of the compensation package and the incentive provided by each but also at the NEO’s aggregate level of compensation. This philosophy allows the Committee to determine the best mix of components to incentivize and reward the desired performance from each NEO. Because the Committee wants to retain its NEOs and is aware that they have other employment opportunities, its compensation decisions are also based upon the competitive environment for highly qualified executives.

Pay Mix

Our compensation program is designed in a manner that provides incentives to our NEOs to achieve short-term and long-term operating and strategic objectives. To foster a longer-term view, our compensation program provides long-term incentives in the form of equity incentive compensation that generally vests over a four-year period, subject to the achievement of Company financial and individual performance goals during the first year of the grant. Although these incentives have an economic value on the date of grant, their ultimate value depends upon financial and individual performance during the year of the grant and on the market value of the equity at the end of the vesting period. That value is largely dependent upon our Company’s future performance and market dynamics. We believe equity-based compensation, combined with the holding requirements in our Equity Ownership Guidelines, aligns the interests of our NEOs with those of our shareholders.

As shown in the charts below, 73% of the total target compensation for our CEO and 65% of the total target compensation for the average of all other NEOs in 2017 was linked to variable short-term and long-term performance-based incentives.

Comparison Group

To ensure that our compensation packages are competitive, the Committee compares compensation for its executives with the compensation received by the executives of our competitors. Although the Committee considers compensation data for a designated comparison group when establishing compensation, the Committee does not target a specific percentage of compensation reported by such group. Instead the Committee uses the data as a guide in determining the level of compensation necessary to successfully compete for executives. Because the Company seeks to hire and retain experienced and talented executives, the Committee has selected a designated comparison group that incorporates the companies with whom we compete. The designated comparison group for 2017 consisted of the following companies:

American Financial Group, Inc.	Hiscox Ltd.
AmTrust Financial Services, Inc.	Markel Corporation
Arch Capital Group Ltd.	RLI Corporation
Aspen Insurance Holdings Ltd.	Renaissance Re Holdings, Ltd.
Axis Capital Holdings Ltd.	The Navigators Group, Inc.
Beazley plc	Validus Holdings, Ltd.
W.R. Berkley Corporation

In relation to the Company’s 2016 comparison group, Allied World Assurance Co. Holdings AG was removed from the group after being acquired by Fairfax Financial Holdings, Ltd. and Endurance Specialty Holdings Ltd. was removed from the group after being acquired by Sompo Holdings, Inc.

Compensation Process

In making decisions with respect to the compensation of our executive officers, the Committee considers both Company performance and peer group practices to ensure that our compensation program remains competitive and consistent with best practices and our compensation philosophy. In determining the amount and form of compensation for our CEO, the Committee reviews our CEO’s performance and makes recommendations regarding his pay to the full Board for approval. In determining the amount and form of compensation for our other NEOs, the Committee considers our CEO’s assessment of their performance and his recommendations regarding their compensation.

When setting compensation levels and awarding compensation for 2017, the Committee took into account the Company’s strategic and financial goals as well as individual short and long-term performance objectives for each NEO and other members of the executive management team. The Committee also considers the compensation levels of the Company’s peers as discussed in the Comparison Group section above.

During 2017, the Committee also continued to engage Frederic W. Cook & Co., Inc. (“FW Cook”) to assist in the evaluation of our executive compensation program. The scope of FW Cook’s engagement was to provide assistance with (1) updating our stock award agreements, (2) drafting the disclosures in the Compensation Discussion and Analysis section of our 2017 proxy statement, and (3) reviewing our CEO pay ratio disclosed in this 2018 proxy statement. FW Cook performed these services solely on behalf of the Committee. The Committee has assessed the independence of FW Cook, as required by the Company’s governance framework and Nasdaq and SEC rules, and has concluded that no conflict of interest exists with respect to its services to the Committee.

Elements of the Compensation Program

Base Salary

Consistent with our desire to provide compensation that will attract and retain superior executives, when establishing base pay for our NEOs, our Committee considers both (i) the experience, skills and responsibilities of the NEO and (ii) the pay practices of companies with whom we compete for executives. When adjusting base salaries, the Committee also considers Company performance and an NEO’s individual performance.

As part of the 2017 compensation review process, the Committee decided not to increase the base salaries of our NEOs with the exception of Mr. Rehnberg, whose base salary was increased to $650,000 from $575,000 effective February 19, 2017. The Committee decided to increase Mr. Rehnberg’s base salary by 13% given his performance and tenure without an increase in base salary since joining the Company in 2013.

Annual Incentive Awards

Our annual cash incentive compensation plan is structured to motivate and reward achievement of short-term financial goals and individual performance objectives and to provide a strong linkage between pay and performance. For our NEOs, annual incentive awards are determined based on an individual target award multiplied by the percentage of plan pre-tax operating income earned by the Company. This result is then subject to upward or downward adjustment by up to 30% if deemed appropriate by the Committee to factor in individual achievement of annual objectives:

Individual Target Award	x	% Achievement of Plan Pre-Tax Operating Income (as adjusted) -50% to +200% applied to target awards	=	Calculated Preliminary Award	+	Individual Performance Modifier +/- 30% applied to preliminary award)	=	Individual Final Award

At the beginning of the year, each NEO’s individual target award is established as a percentage of his or her base salary. At the end of the year, a pool is established based upon the Company’s pre-tax operating income for the year subject to a minimum achievement of at least 50% of plan, with a maximum funding opportunity of up to 200% of plan. Pre-tax operating income is defined as net income before taxes excluding non-recurring net realized investment gains and losses and foreign currency exchange gains and losses. The Committee has selected pre-tax operating income as a key financial metric because it believes it is the most accurate reflection of the Company’s short-term financial and operational performance. Since 2015, partly in recognition of the evolution of the Company’s investment strategy towards a total return objective, the Committee included in the plan the return on certain investments that had historically been recorded as net realized gains and losses. Achievement against plan includes the actual return on those investments. If the Company does not achieve 50% of plan pre-tax operating income for the year, the pool is not funded and no awards are paid at year-end. This minimum funding requirement is designed to align the interests of management with the interests of shareholders while not providing incentives for undue risk taking. When evaluating financial performance at the end of the year, the Committee may also consider the state of the insurance market, the state of the investment market, the impact of unusual catastrophic events, accounting changes or other factors affecting pre-tax operating income outside of management’s control, in adjusting the calculated preliminary award. For 2017, the Committee adjusted both plan and actual pre-tax operating income by eliminating the expense related to certain types of cash-settled equity awards that are directly impacted by a change in the Company’s stock price.

At the beginning of the year, the Committee also establishes and communicates annual individual performance objectives for each NEO. At the end of the year, the Committee evaluates the extent to which each NEO achieved his or her individual performance objectives and adjusts the calculated preliminary award by up to +/- 30% as appropriate to reach a final individual award. In making such adjustments, the Committee considers each NEO’s performance objectives collectively rather than applying a formula or weighting any one or more objectives. Accordingly, payouts under the plan are directly linked to both the Company’s financial performance and each NEO’s individual performance during the year.

For 2017, the Company’s pre-tax operating income, as adjusted by the Committee in the manner described above, was less than 50% of the $161.1 million goal established by the Committee at the beginning of the year. This goal was set taking into account the challenging market conditions facing our industry, which are discussed on page 20. A significant contributing factor to the result relative to plan was an estimated $145 million in pre-tax catastrophe losses, net of reinsurance and estimated reinstatement premiums and certain other catastrophe related premium charges, incurred in the third and fourth quarters of 2017 as a result of Hurricanes Harvey, Irma and Maria and California wildfires.

The following table sets forth the calculation of annual incentive award payments to each of our NEOs after applying the plan pre-tax operating income multiplier and after adjustments for achievement of the individual performance objectives described below:

	2017 Annual Incentive Awards
Name	Individual Target Award	x	% Achievement of Plan Pre- Tax OI	=	Calculated Preliminary Award	+	Individual Performance Modifier	=	Individual Final Award
Mark E. Watson III	$1,284,000		0%		$—		0%		$—
Jay S. Bullock	$656,250		0%		$—		0%		$—
Jose Hernandez	$600,000		0%		$—		0%		$—
Kevin J. Rehnberg	$675,000		62%		$420,000		0%		$420,000
Axel Schmidt	$400,000		0%		$—		0%		$—

For 2017, the Committee determined that it would multiply Mr. Rehnberg’s individual target award by 62% rather than 0% to reflect the performance of those operations over which Mr. Rehnberg has the most direct responsibility and influence. In making such determination, the Committee assessed the current accident year underwriting income for our U.S. segment. Unlike calendar year underwriting income, which is the amount used for reporting U.S. segment underwriting income in our financial results, current accident year underwriting income excludes the effects of loss reserve development on prior accident years. Plan accident year underwriting income for the U.S. segment was $76.2 million in 2017 as compared to actual accident year underwriting income of $50.7 million before taking into account an expense allocation for shared services benefiting the U.S. segment.

Long-Term Incentive Awards

Our long-term equity incentive compensation is designed to develop a strong linkage between pay and the Company’s strategic goals and to align the interests of our executives with those of our shareholders by awarding compensation in the form of equity, which may be restricted stock, restricted stock units, stock options or stock appreciation rights (“SARs”). With the exception of awards granted as sign-on incentives, each such grant is primarily conditioned upon the achievement of financial and individual performance objectives during the year in which the grant is made as further described below. Subject to the achievement of these goals, the awards (on a performance-modified basis) vest ratably over a four-year period from the grant date.

For our NEOs, individual target awards are established at the beginning of the year along with pre-determined threshold, target and maximum growth in BVPS goals for the Company and long-term individual performance objectives set by the Committee. The Committee sets individual performance objectives under the long-term incentive plan that are more forward-looking and strategic in nature when compared to the individual objectives set under the annual incentive plan, which are shorter term and more operational in nature. At the end of the year, the target awards are then adjusted based on the following formula:

Target LTI Award	+	BVPS Modifier -100% to +50% applied to 50% of target	+	Individual Modifier +/- 25% applied to 100% of target	=	Performance Modified Grant

For the BVPS Modifier, 50% of the target award may be increased, reduced, or forfeited based on the achievement of the pre-determined BVPS goals. For 2017, the adjustment factor was determined on a linear basis according to the following ranges of achievement:

2017 BVPS Growth Rate Inclusive of Dividends	% Modifier
10%	+ 50%
7%	0%
4%	- 50%
< 4%	-100%

The BVPS target goal of 7% growth inclusive of dividends was set taking into account challenging global economic conditions and market conditions facing our industry, as discussed below. For the Individual Modifier, the full target award may be adjusted up to +/- 25% based on the Committee’s evaluation of each NEO’s individual performance against the pre-determined individual performance objectives

We consider growth in BVPS as the most comprehensive assessment of our financial performance and ability to create shareholder value. Growth in BVPS is achieved through a combination of underwriting income, total return on our invested assets, accretive acquisitions and in recent years through stock repurchases. Value is also created for shareholders through the payment of cash dividends. The 2017 growth in BVPS target was established based on an assessment of the current operating environment evidenced by continued and heightened competition relative to prior periods and an historically low interest rate environment that has had the effect of reducing investment income and the expected return on investments significantly. Growth in BVPS during 2017 was a function of our operating results and the increased value of our investment portfolio as reflected in other comprehensive income. The repurchase of our common shares during the year had a negligible impact on growth in BVPS. As a result of the above the Company’s BVPS growth for 2017 was 4.7% inclusive of cash dividends paid to our shareholders during the year, as compared to the target goal of 7%, which resulted in a BVPS modifier of -38%.

The following table sets forth the calculation of the final 2017 long-term incentive awards for each NEO as adjusted based on growth in BVPS in 2017 and the Committee’s assessment of achievement of the long-term individual performance objectives described below:

	2017 Long-Term Incentive Awards
	2017 LTI Target Award		BVPS Modifier			Individual Modifier			Performance Modified Grant Date Fair Value
Name		+	% Applied to 50% of Target	Amount	+	+/-25% of Target	Amount	=
Mark E. Watson III	$1,569,333		-38%	$(298,173)		25%	$392,333		$1,663,493
Jay S. Bullock	$420,000		-38%	$(79,800)		15%	$63,000		$403,200
Jose Hernandez	$600,000		-38%	$(114,000)		15%	$90,000		$576,000
Kevin J. Rehnberg	$450,000		-38%	$(85,500)		20%	$90,000		$454,500
Axel Schmidt	$333,300		-38%	$(63,327)		15%	$49,995		$319,968

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Mr. Watson’s award was adjusted based on the Committee’s assessment of achievement of the individual performance objectives set forth below. After considering his achievement of these performance objectives collectively, the Human Resources Committee modified his long-term incentive award by 25% of his target.

Long-Term Incentive Objectives	Achievements
Working within the Company’s investment policy framework, achieve a blended total return across the Company’s core and alternative investment strategies of at least 4%.	Achieved a total return of 5.4% across the Company’s core and alternative portfolios.

Ensure proper resources and leadership are in place to oversee the integration of the Ariel Re business units within Argo to achieve long term strategic and financial objectives for the acquisition.	Management and organizational structure of group reinsurance business aligned post acquisition to maximize best resources of both existing and acquired business; resources were made available to manage integration of business and operations to ensure near and long-term synergies are achieved.

Direct management time and resources to strategic growth units within the US segment including the E&S Casualty unit, the professional lines business, Argo Pro and Argo Surety.	Talent was added, processes were streamlined and improved and digital resources were focused on strategic growth units; efforts resulted in year over year growth in gross written premiums of 27% in Casualty, 26% in Argo Pro and 28% in Surety.

Develop a Group-wide Cyber insurance business strategy to take advantage of the growing demand for this stand-alone specialty coverage.	Coordinated efforts across all underwriting platforms and recruited Group Head of Cyber Insurance; revised and implemented a cyber underwriting strategy leading to an improved portfolio mix and aggregation management process.

Lead effort to more effectively use third party capital.	Expanded underwriting capacity in Bermuda and London operations while reducing the capital required from Argo Group; thereby reducing overall group exposure to more volatile lines of business.

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Mr. Bullock’s award was adjusted based on the Committee’s assessment of achievement of the individual performance objectives set forth below. After considering his achievement of these performance objectives collectively, the Human Resources Committee modified his long-term incentive award by 15% of his target.

Long-Term Incentive Objectives	Achievements
Simplify and Reorganize finance function across the platform with the long-term objective of creating one finance organization across the company. As part of this effort, fill all key open positions.	Identified leader to assume role of Group Deputy CFO with responsibilities for financial reporting and financial planning and analysis; hired new Group head of financial planning and analysis. Working with business leadership in the US, hired new U.S. CFO. Worked with the Chief Accounting Officer to process and redesign workflows resulting in more timely distribution of financial information and improved decision making capabilities.

Maintain an active strategic acquisition effort across size and geographic spectrum.	During 2017, the corporate finance team looked in depth at numerous opportunities ultimately making an offer on a smaller subset of that group. In addition, the team was active in conjunction with the internally managed portfolio analyzing certain minority investments in privately held non-insurance related businesses.

Continue to advance the use of the internal capital model as a replacement for externally available static models as well as broaden the use of the model in the decision making process.	All business unit capital allocation was done using internally developed capital model. Model used extensively in the acquisition of Ariel Re businesses throughout the process of reorganizing the capital used to support the Bermuda and London based businesses.

Long-Term Incentive Objectives	Achievements
Complete financial and legal integration of Ariel Re acquisition.	Structural and legal organizational changes were completed or in place for completion by year- end including the consolidation and elimination of several legal entities and reorganization of business model to align with existing business. Team in place to provide timely financial information for management purposes as well as for Group consolidated reporting.

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Mr. Hernandez’s award was adjusted based on the Committee’s assessment of achievement of the individual performance objectives set forth below. After considering his achievement of these performance objectives collectively, the Human Resources Committee modified his long-term incentive award by 15% of his target.

Long-Term Incentive Objectives	Achievements
Reposition the Ariel Re business units and resources to align with and support the Group’s strategy.	Combined and streamlined Ariel Re’s reinsurance units with and into the Group’s reinsurance operations; repositioned its insurance offerings in the market by integrating the property insurance teams; co-located insurance and reinsurance units in the Bermuda and London offices.

Leverage the Group’s London operations to support international expansion and growth plans by restructuring business units; identify and hire market leaders to support profitable growth in new geographies; execute succession plans and improve talent in key roles within the international segment.	Consolidated all international property underwriting teams resulting in a coordinated international property strategy and reduced expense; replaced and filled several international leadership roles and identified additional external hires for the newly formed division; pursued organizational design initiatives and talent reviews of all business units and functions resulting in elimination and re-direction of certain roles to support growth.

Define a market strategy for Latin America, Europe and Asia. Refine the Group’s 2018 Lloyd’s Managing Agency Strategy.	Finalized Latin America organizational structure, opened Miami office, executed on 2018 plans for Brazil operations and evaluated M&A opportunities in the region. Refined European growth strategy and pursued an acquisition that will enhance growth in the region. Opened operations in Hong Kong focusing on Solar and Renewable Energy. Completed Lloyd’s Managing Agency strategy including consolidation of syndicate operations.

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Mr. Rehnberg’s award was adjusted based on the Committee’s assessment of achievement of the individual performance objectives set forth below. After considering his achievement of these performance objectives collectively, the Human Resources Committee modified his long-term incentive award by 20% of his target.

Long-Term Incentive Objectives	Achievements
Working in conjunction with the Chief Accounting Officer, improve the operation and output of the finance group supporting the U.S. businesses by rationalizing the operation, establishing a new structure and hiring necessary talent.	Worked with the Chief Accounting Officer to restructure the finance team that supports the U.S. businesses, identify and hire a U.S. Chief Financial Officer and redesign workflows and processes resulting in more timely distribution of financial information and improved decision making capabilities.

Long-Term Incentive Objectives	Achievements
Increase the profitability of the U.S. professional lines business by working with head of the Argo Pro division to improve operations and introduce new products to the market.	Established new leaders for a majority of product lines; introduced eleven new forms into the market; transitioned claims handling to internal staff; grew the business 18% through relationships with new and existing producers.

Work with head of the Digital Ventures division to create and implement new initiatives for the existing U.S. businesses; explore new markets for the Digital Ventures division to serve and products to package with the current offerings.	Integrated Digital Ventures into U.S. operational structure with financial metrics and timelines tied to specific projects and plans; established a new head of Digital Business Development to coordinate efforts across the Digital Ventures team and the businesses resulting in a $11.8 million increase in written premium.

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Mr. Schmidt’s award was adjusted based on the Committee’s assessment of achievement of the individual performance objectives set forth below. After considering his achievement of these performance objectives collectively, the Human Resources Committee modified his long-term incentive award by 15% of his target.

Long-Term Incentive Objectives	Achievements
Enhance Group-wide underwriting effectiveness and efficiency through Group underwriting committee meetings for all lines of business.	Established Group committees for all lines of business and reviewed and enhanced the objectives of each committee resulting in improved effectiveness and efficiencies; led collaboration and leverage of expertise across all lines of business and geographies resulting in an improved portfolio mix and a better allocation of resources.

Implement a Group professional lines strategy designed to meet specific long term gross written premium targets.	In coordination with US professional lines initiatives, implemented an international professional lines strategy across all underwriting entities; staffed and managed a European team with a goal of doubling year-over-year gross written premium and meeting the 2017 plan while keeping the current accident year combined ratio in line with expectations.

Establish a Center of Excellence for cyber insurance with the objective of coordinating Group-wide strategy and exposures.	Established a global division to manage cyber insurance across all underwriting platforms with all cyber underwriters reporting to a newly recruited Group Head of Cyber Insurance; revised and implemented a cyber underwriting strategy leading to an improved portfolio mix and aggregation management process.

2015 Special Performance Awards

In 2015, the Committee approved special performance restricted share awards on a selective basis to Messrs. Watson, Bullock, Rehnberg and two other key executives. The Committee’s rationale for granting these special awards is to further incentivize these executives to achieve sustainable increases in shareholder value through higher levels of profitability and growth that will cause the Company’s share price to trade at a higher valuation absolutely and compared to the Company’s peer group.

Awards can be earned over a three-year performance period up to 200% of the number of shares granted based on the attainment of four stock price hurdles. The stock price hurdles are only met if the average stock price meets or exceeds the applicable hurdle over thirty consecutive trading days at any time during the three-year performance period. The shares earned will be forfeited if the stock price is less than the grant date stock price as of the end of the three-year performance period. The stock hurdles represent substantial increases in our stock price, ranging from an increase of approximately 30% (required for the threshold earnout of 70% of target shares) to an increase of approximately 60% (required for the maximum earnout of 200% of target shares). Assuming the threshold stock price requirement as of the end of the three-year performance period is met, earned shares then cliff vest one year after the end of the performance period. Dividend equivalents accrue over the period and are paid on the earned shares at vesting. Because of the special nature of these performance awards, more stringent termination treatment applies, and awards are forfeitable for any termination other than death, disability or following a change in control. Earned shares are also subject to the Company’s clawback policy.

Savings Plans

Substantially all of our United States based employees, including our NEOs who are U.S. citizens, are eligible to participate in our tax-qualified savings plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a tax-deferred and after-tax basis. Participants may contribute up to 75% of their base pay through tax-deferred and after-tax contributions up to the Internal Revenue Code (“IRC”) limit on employee contributions. We match 100% of the first 5% of each employee’s bi-weekly contributions. Participants are vested on a five-year graded vesting schedule for employer matching contributions. In addition, we contribute 1% of base pay up to the IRC compensation limit. This contribution vests upon completing 3 years of service.

Our NEOs who are U.S. citizens are also eligible for a tax-deferred non-qualified defined contribution plan (the “Non-Qualified Savings Plan”). The Non-Qualified Savings Plan provides retirement benefits which would be payable under the Qualified Plan but for the limits imposed by the IRC. Our NEOs who are U.S. citizens may contribute up to 5% of their pay to the Non-Qualified Savings Plan after reaching the maximum allowable IRS contribution to the Qualified Plan. The participant’s investment return is calculated as though the account was invested as designated by the individual from substantially the same funds that are available under the Qualified Savings Plan.

Our NEOs who are non-U.S. citizens are eligible to participate in defined contribution pension plans pursuant to the laws of the jurisdictions where they work and reside. The Company generally contributes 15% of a participant’s base salary to these plans up to the limits permitted by applicable legislation.

Welfare Benefits and Perquisites

To provide our executives with competitive compensation packages similar to those available at other companies in our peer group, the Company provides certain welfare benefits to all of our executives, including our NEOs. Welfare benefits consist of company-paid portions of life, disability, medical and dental insurance premiums. The Company also provides our executives with limited perquisites as part of our compensation program. Perquisites consist of financial planning assistance, term life insurance and a group umbrella casualty insurance policy. Certain of our NEOs also receive supplemental term life, disability and medical insurance coverage. Information regarding these perquisites is set forth in a footnote to the Summary Compensation Table.

In addition, the Company provides executives with expatriate benefits that are consistent with those provided to executives holding comparable positions in other insurance and reinsurance companies operating in the global marketplace. Such benefits may include relocation assistance, housing allowances, home leave and travel allowances, education allowances and cost-of-living allowances. The Company also provides a tax gross-up on housing, educational and home leave travel allowance benefits to executives who are asked to reside internationally in order to reduce the related negative tax consequences of such allowances. Providing a tax gross-up under such circumstance is a customary practice and is intended to ensure that an executive’s after-tax income would not be substantially different from that of his or her U.S. counterpart as a result of being compensated for the higher housing, educational and travel costs associated with an international relocation.

Occasionally, non-employee family members of an executive may accompany the executive who is traveling on company business on a plane that is part of the Company’s aircraft program. If there is an additional cost associated with this travel, the incremental cost to the Company is allocated to the executive. If an executive uses time in the Company’s aircraft program for personal use, the Company requires the executive to reimburse the Company for the cost of the trip.

Post-Termination Benefits

Our NEOs are eligible to receive severance payments and benefits pursuant to the terms of their employment agreements in the event their employment is terminated by the Company without cause or by the executive with good reason, as discussed in detail beginning on page XX. The Company provides severance payments and benefits because they are essential to attracting and retaining highly-qualified executives. The Company also mitigates potential liability under these circumstances by requiring the executive to sign a separation and release agreement acceptable to the Company as a condition to receiving severance benefits.

Compensation Governance

Equity Ownership Guidelines

The Company requires a designated group of senior executives (including the NEOs) to adhere to its Equity Ownership Guidelines. The guidelines are an integral part of the Company’s executive compensation program as they align the economic interests of the Company’s executives with those of its shareholders. The guidelines are an incentive to encourage behavior that will foster long-term, sustainable value creation because the value of the stock being held by the participants is influenced by the Company’s long-term performance.

Pursuant to the guidelines, designated executives must hold at least 50% of earned or acquired shares until the guideline ownership level is attained (and non-employee directors must hold at least 100% of earned or acquired shares until the guideline ownership level is attained). Compliance is tested annually as of the first business day of the second quarter each year. Compliance with the guidelines is a factor that the Committee takes into consideration when determining whether to grant future equity awards to our executives under the Company’s long-term incentive plan. As of April 1, 2017, all of our NEOs were in compliance with the guidelines.

The following table shows the guideline ownership levels applicable to our designated executives, which are expressed as a multiple of salary depending upon their position:

CEO	5.00 x Base Salary
Other NEOs	2.50 x Base Salary
Segment Leaders	2.00 x Base Salary
Operating Company & Functional Leaders	1.00 x Base Salary
Business Unit Leaders	0.50 x Base Salary

For purposes of the ownership guidelines, only shares of common stock owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or tax-qualified retirement plans, are counted. The value of each common share is assumed to be the greater of the market value or the book value per common share of the Company’s stock. The Company’s Equity Ownership Guidelines can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Compensation Clawback Policy

In order to ensure that the Company has the ability to recoup performance-based compensation obtained through misconduct on the part of management that is detrimental to the Company, performance-based compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraud or other misconduct and the misconduct resulted in the need for a restatement of the Company’s financial statements that affect such executive officer’s compensation. The Company’s Compensation Clawback Policy can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Prohibition of Hedging and Significant Pledging of Equity Securities

Our Insider Trading Policy prohibits our employees, officers and directors from selling any Company securities that they do not own. It also prohibits transactions in exchange-traded options such as puts, calls and other derivative securities of the Company’s stock. We prohibit all hedging transactions involving our securities that would insulate our employees, officers and directors from the effects of our stock price performance. The Policy further prohibits our officers and directors from directly or indirectly pledging a significant number of the Company’s equity securities. Pursuant to the Policy, significant pledging means the lesser of 1% of the Company’s outstanding equity securities and 50% of the equity securities of the Company owned by an officer or director. Equity securities include common stock, voting preferred stock, options and any other securities beneficially owned by an officer or director. The foregoing prohibitions can be found in the Company’s Insider Trading Policy on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Internal Revenue Code 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the three other highest paid executive officers employed at the end of the year (other than the Chief Financial Officer). The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed for taxable years beginning after December 31, 2017. However, written, binding contracts evidencing performance-based compensation arrangements that were in effect as of November 2, 2017 and that have not been materially modified may qualify for an exemption from the deduction limitation if they satisfy requirements under 162(m). Regardless, Section 162(m) has limited effect on us. Because we are a Bermuda domiciled company, a majority of our executive officers’ total compensation is not considered U.S. compensation. Section 162(m) only applies to limit deductions for expenses that are otherwise deductible in the United States and, for tax years prior to those beginning January 1, 2018, that are not considered to be “performance-based” compensation. While our Committee considers the impact of Section 162(m) when developing and implementing our executive compensation programs, the Committee believes that it is important to preserve flexibility in designing compensation programs.

HUMAN RESOURCES COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on their review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K and proxy statement.

COMMITTEE

John R. Power, Jr., Chairman

H. Berry Cash

Hector De Leon

Gary V. Woods

EXECUTIVE COMPENSATION

Summary Compensation Table

(a) Name & Principal Position	(b) Year	(c ) Salary ($) (1)	(d) Bonus ($)	(e) Stock Awards ($) (2)	(f) Option Awards ($)	(g) Non-Equity Incentive Plan Comp ($) (3)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	(i) All Other Compensation ($) (5)	(j) Total ($ )
Mark E. Watson III, PEO Argo Group	2017	$1,070,000	$—	$1,569,310	$—	$—	$26,858	$289,444	$2,955,612
	2016	$1,070,000	$—	$1,569,243	$—	$1,155,600	$5,340	$242,099	$4,042,282
	2015	$1,070,000	$—	$3,753,122	$773,252	$1,536,948	$10,859	$219,537	$7,363,717

Jay S. Bullock, PFO Argo Group	2017	$525,000	$—	$420,020	$—	$—	$—	$39,470	$984,490
	2016	$510,097	$—	$399,932	$—	$298,594	$—	$46,486	$1,255,109
	2015	$500,000	$—	$487,227	$197,084	$641,250	$—	$46,789	$1,872,350

Jose Hernandez, Head of International	2017	$600,000	$—	$599,972	$—	$—	$—	$40,369	$1,240,341
	2016	$138,462	$—	$800,000	$—	$—	$—	$6,830	$945,292

Kevin J. Rehnberg, President US Operations	2017	$638,462	$—	$449,979	$—	$420,000	$—	$42,677	$1,551,118
	2016	$575,000	$—	$383,291	$—	$517,500	$—	$38,314	$1,514,105
	2015	$575,000	$—	$837,279	$377,755	$573,563	$—	$40,089	$2,403,686

Axel Schmidt, Group Chief Underwriting Officer	2017	$520,111	$—	$333,296	$—	$—	$—	$148,454	$1,001,861
	2016	$401,249	$—	$327,671	$—	$288,896	$—	$125,542	$1,143,358
	2015	$481,065	$—	$289,594	$175,781	$438,731	$—	$143,838	$1,529,010

(1)	Mr. Schmidt was paid in British Pounds. His salary was converted into U.S. dollars for purposes of the foregoing table using a December 29, 2017 exchange rate of 1.3513 US$/GBP.
(2)	Represents grant date fair value of annual target awards granted in 2017. The calculation of grant date fair value for the performance awards assumes target level performance against the specified financial goals set forth in the award and is calculated in accordance with FASB ASC Topic 718. The receipt of annual target equity awards is primarily conditioned upon the achievement of financial and individual performance goals during the year in which the grant is made as discussed in the Long-Term Incentive Awards section that begins on page 27. After adjustment for achievement of these goals, the annual awards then vest ratably over a four-year period beginning on the first anniversary of the date of the grant. The grant date fair value of the maximum amount of shares payable under the annual target equity awards granted in 2017 is as follows: Mr. Watson ($2,354,000), Mr. Bullock ($630,000), Mr. Rehnberg ($675,000), Mr. Schmidt ($500,000) and Mr. Hernandez ($900,000).
(3)	Non-Equity Incentive Plan Comp consists of cash awards made under the Company’s annual incentive plan. Please refer to the Annual Incentive Awards section on page 26 for a discussion of the decisions made related to these awards.
(4)	Represents the change in the present value of the Argo Group US Retirement and Pension Equalization Plans that occurred during 2017. The Pension Benefits table on page 38 presents additional information about both the calculation of the change in value and the foregoing plans.

(5)	All Other Compensation includes:

Name	401(k) and Retirement Contributions	Imputed Value of Company Provided Insurance Coverage (a)	Supplemental Executive Retirement Plan Benefit	Gross Up on Housing & Home Travel (b)	Perquisites (c)	Total
Mark E. Watson III	$4,758	$55,103	$59,442	$32,308	$137,833	$289,444
Jay S. Bullock	$4,719	$4,369	$26,781	$—	$3,601	$39,470
Jose Hernandez	$16,200	$4,369	$19,800	$—	$—	$40,369
Kevin J. Rehnberg	$16,200	$4,369	$22,108	$—	$—	$42,677
Axel Schmidt	$78,017	$—	$—	$—	$70,437	$148,454

(a)	Imputed Value of Company Provided Insurance Coverage includes the following: term life insurance coverage which is provided to all employees, umbrella insurance coverage provided to all senior executives and company paid life and disability insurance policies provided to Mr. Watson.
(b)	The gross-up for housing and home travel allowances is calculated using an assumed effective tax rate for Mr. Watson. The tax is calculated by multiplying the pre-tax value of the perquisite by his assumed effective tax rate.
(c)	The following table provides detail for each NEO’s perquisites. All of the reported perquisites were direct, separately identifiable costs attributed to the compensation of the applicable NEO.

Name	Financial Planning	Housing Allowance		Home Leave & Travel Allowance	Medical Premium	Total Perquisites
Mark E. Watson III	$6,833	$102,000	(1)	$18,000	$11,000	$137,833
Jay S. Bullock	$1,325	$—		$2,276	$—	$3,601
Jose Hernandez	$—	$—		$—	$—	$—
Kevin J. Rehnberg	$—	$—		$—	$—	$—
Axel Schmidt	$9,628	$—		$60,809	$—	$70,437

(1)	$42,000 of this amount represents an allowance provided to Mr. Watson for Bermuda housing. The remaining $60,000 represents the unreimbursed portion of Mr. Watson’s personal use of corporate housing in New York.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($) Share	Grant Date Fair Value of Stock and Option Awards ($) (2)
(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark E. Watson III	3/29/2017	$642,000	$1,284,000	$2,568,000	5,971	17,915	35,829	5,971			$1,569,310

Jay S. Bullock	3/29/2017	$328,125	$656,250	$1,312,500	1,598	4,795	9,589	1,598			$420,020

Jose Hernandez	3/29/2017	$450,000	$900,000	$1,800,000	2,283	6,849	13,698	2,283			$599,972

Kevin J. Rehnberg	3/29/2017	$337,513	$675,025	$1,350,050	1,712	5,137	10,273	1,712			$449,979

Axel Schmidt	3/29/2017	$200,000	$400,000	$800,000	1,268	3,805	7,610	1,268			$333,296

(1)	2017 non-equity incentive plan awards are discussed in the Annual Incentive Awards section that begins on page 26. The awards earned for 2017 performance were paid in 2018.
(2)	The annual long-term incentive awards granted on March 29, 2017 are discussed in the Long-Term Incentive Awards section that begins on page 27. The annual awards vest in 4 equal installments beginning on the first anniversary of the date of the grant. The Grant Date Fair Value in column (l) is the target value on the grant date calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c )		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Mark E. Watson III	149,026				$22.27	3/15/2019	7,506	[a]	$462,745
	14,901				$22.27	3/15/2019	9,011	[b]	$555,528
	97,462				$30.12	3/15/2020	102,300	[c]	$6,306,795
	9,743				$30.12	3/15/2020	29,439	[f]	$1,814,914
	109,341	36,447	[a]		$36.71	3/14/2021	23,886	[h]	$1,472,572
	51,488	51,487	[b]		$43.53	2/26/2022
Jay S. Bullock	45,655				$22.27	3/15/2019	1,681	[a]	$103,634
	4,565				$22.27	3/15/2019	2,181	[b]	$134,459
	29,238				$30.12	3/15/2020	9,900	[c]	$610,335
	2,921				$30.12	3/15/2020	6,933	[f]	$427,419
	24,497	8,165	[a]		$36.71	3/14/2021	6,393	[h]	$394,128
	12,467	12,466	[b]		$43.53	2/26/2022
Jose Hernandez							10,761	[g]	$663,416
							9,132	[h]	$562,988
Kevin J. Rehnberg		14,382	[a]		$36.71	3/14/2021	12,087	[d]	$745,164
		23,894	[b]		$43.53	2/26/2022	9,900	[c]	$610,335
							8,341	[f]	$514,223
							6,849	[h]	$422,241
Axel Schmidt	11,705	11,704	[b]		$43.53	2/26/2022	2,048	[b]	$126,259
							2,286	[e]	$140,932
							6,147	[f]	$378,963
							5,073	[h]	$312,750

# Years in Vesting Period		Grant Date	Date grant will be fully vested
[a]	4	3/14/2014	3/14/2018
[b]	4	2/25/2015	2/25/2019
[c]	4	5/5/2015	5/5/2019
[d]	3	5/5/2015	3/1/2018
[e]	3	5/15/2015	5/15/2018
[f]	4	3/10/2016	3/10/2020
[g]	4	10/3/2016	10/3/2020
[h]	4	3/29/2017	3/29/2021

(1)	The stock price used to calculate the value of equity awards was $61.65, the price at which the Company’s common stock closed on December 29, 2017, the last trading date of 2017.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark E. Watson III	9,500	$448,400	4,506	$302,916
	22,816	$1,089,464	9,813	$663,849
	217	$7,992	7,507	$505,221
	5,608	$206,262	597	$40,447
	5,012	$183,088	5,981	$405,213
	58,108	$2,079,104
	6,893	$246,632
Jay S. Bullock	11,417	$488,990	1,091	$73,342
	4,566	$195,562	1,682	$113,199
	4,479	$163,618	178	$12,060
	6,021	$219,947	1,794	$121,544
	3,878	$143,215	2,310	$156,272
	7,374	$267,897
Jose Hernandez			3,588	$225,865
Kevin Rehnberg	12,826	$482,642	8,732	$600,762
	1,282	$48,242	872	$59,994
	14,384	$446,479	2,780	$188,067
	11,948	$289,381
Axel Schmidt			1,024	$68,838
			2,049	$138,615
			11,242	$704,311

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/2016 ($) (a)	Present Value of Accumulated Benefit as of 12/31/2017 ($) (b)
Mark E. Watson III	Argo Group US Retirement Plan	3.42	$86,384	$95,124
Mark E. Watson III	Argo Group US Pension Equalization Plan	3.42	$133,552	$151,670

In November, 2003, the Company amended both its Retirement Plan, a defined benefit plan, and its Pension Equalization Plan, a plan which provided retirement benefits which would have been payable under the Retirement Plan but for the limits imposed by the Code, to freeze benefits as of February 29, 2004. No additional benefits have been accrued since that date.

(a)	The changes in the values of the accumulated benefits for Mr. Watson during 2017 were due solely to the change in the present value of the vested benefit that existed at February 29, 2004.
(b)	Please refer to footnote 16 of the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2017 for details regarding valuation method and material assumptions for the plans.

Non-qualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($) (1)	Aggregate earnings in last fiscal year ($) (1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($) (2)
Mark E. Watson III	$51,900	$59,442	$424,231	$—	$2,501,863
Jay S. Bullock	$24,638	$26,781	$54,401	$—	$387,899
Jose Hernandez	$6,000	$19,800	$1,103	$—	$26,903
Kevin Rehnberg	$7,923	$22,108	$12,080	$—	$123,299

(1)	All of the Registrant contributions in the last fiscal year are included in the Summary Compensation Table. None of the Aggregate earnings in the last fiscal year are included in the Summary Compensation Table.
(2)	The amounts included in the Summary Compensation Table for this year and all prior years were: $1,436,341 for Mr. Watson, $255,624 for Mr. Bullock, $97,233 for Mr. Rehnberg and $20,766 for Mr. Hernandez.

Under the Company’s 401(k) Plan, a defined contribution plan, the contribution made by the Company on behalf of eligible U.S. employees is equal to the sum of:

a.	100% of the first 5% of eligible pay that the employee contributes per pay period to the plan; and
b.	1% of the employee’s eligible pay.

During 2017, the Internal Revenue Code limited the maximum amount of compensation used to calculate benefits under a defined contribution plan to $270,000 and the maximum dollar amount of the 401(k) contribution that could be made to $18,000 plus an additional $6,000 for employees over the age of 50. The Company’s Supplemental Executive Retirement Plan (“SERP”) provides retirement benefits to its U.S. employees which would be payable under the 401(k) Plan but for the limits imposed by the Internal Revenue Code. The investment return on an individual’s SERP balance is calculated as though the funds in the account were invested, as directed by the individual, from among substantially the same funds available under the Argo Group US 401(k) Plan.

During 2017, the Company credited the account maintained for each U.S. NEO for the following.

a.	The difference between the Company matching contribution which would have been made to the individual’s account under the Company’s 401(k) Plan based upon the individual’s 401(k) election had his or her contributions under that plan not been limited by reason of the Code and the amount that was actually credited to the individual’s account under the Company’s 401(k) Plan;
b.	A supplemental Company contribution equal to 1% of the excess of the NEO’s eligible compensation for the 2017 fiscal year less the maximum amount of compensation permitted to be taken into account under the Code ($270,000 for the 2017 fiscal year); and
c.	Investment income calculated as though the funds in the account were invested, as designated by the individual, from substantially the same funds that are available under the Company’s 401(k) Plan.

In addition, executives under the age of 50 who elect to contribute more than the $18,000 allowed under the Code and executives 50 years old or older who elect to contribute more than the $24,000 allowed under the Code can contribute up to 5% of the pay earned after the limit is reached to the SERP.

Potential Payments upon Termination or a Change in Control

While we do not maintain a formal severance plan for our employees, we believe that reasonable severance arrangements are essential to attracting and retaining highly qualified executives. Our employment arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate their transition to new employment. As part of these arrangements, we also mitigate potential Company liability by requiring executives to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits. While we do not believe that the provisions of a severance benefit would be a determinative factor in an executive’s decision to join or remain with the Company, the absence of such a provision in an executive’s employment agreement would present a distinct competitive disadvantage in the market for highly skilled and experienced executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance in an attempt to avoid future disputes or litigation. In determining severance arrangements provided for in an executive’s employment agreement, our Human Resources Committee has drawn a distinction between voluntary resignations and terminations for cause versus terminations without cause or by the executive for good reason. We believe severance arrangements for a termination without cause or by the executive for good reason are appropriate since the executive’s departure is due to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either unsatisfactory performance or an affirmative decision by the executive to end his or her relationship with us.

We have entered into an employment agreement with each of our NEOs. The employment agreements set forth the general terms and conditions of each NEO’s employment with the Company and provide for certain severance benefits upon the occurrence of certain events. Severance benefits are limited to those set forth in the NEO’s employment agreement.

The following discussion summarizes the severance benefits Mr. Watson, Mr. Bullock, Mr. Hernandez and Mr. Rehnberg would receive pursuant to their employment agreements if their employment were terminated under the following circumstances:

For Cause. If Mr. Watson, Mr. Bullock, Mr. Hernandez or Mr. Rehnberg were terminated for “cause” (as defined in their employment agreements), they would receive their base salary and any benefits accrued but unpaid through the date of termination. They would not receive any other benefits except as required by law.

Death or Disability. If Mr. Watson, Mr. Bullock, Mr. Hernandez or Mr. Rehnberg ceased employment with the Company because of death or due to disability, they (or their estates) would receive their base salary accrued through the date of termination. Mr. Watson and Mr. Bullock would also receive their target annual incentive awards for the year in which their employment was terminated and Mr. Hernandez and Mr. Rehnberg would also receive any bonus that has been “fully earned” (as defined in their employment agreements). In addition, they (or their surviving spouses) would be entitled to continued participation in the Company’s health and medical plans for periods ranging from twelve to eighteen months on the same terms and conditions available to active employees of the Company.

Without Cause or for Good Reason. If Mr. Watson or Mr. Bullock were terminated without “cause” or resigned for “good reason” (as defined in their employment agreements), all unvested equity grants previously awarded to them would remain in full force and effect as if no termination had occurred and they would be entitled to any annual incentive award that has been allocated for any measurement period that ends prior to the date of termination that has not yet been paid. Mr. Watson would receive a severance payment equal to 2.99 times his base salary and Mr. Bullock, Mr. Hernandez and Mr. Rehnberg would receive a severance payment equal to their base salary (or a severance payment equal to 2 times their base salary if a change in control has occurred or is reasonably expected to occur). Mr. Watson would also receive his target annual incentive award for the year in which his employment was terminated. Mr. Bullock would also receive his target annual incentive award for the year in which his employment was terminated if a change in control has occurred or is reasonably expected to occur or any bonus that has been “fully earned” (as defined in his employment agreement) if a change in control has not then occurred. Mr. Hernandez and Mr. Rehnberg would also receive any annual incentive award that has been “fully earned” (as defined in their employment agreements). In addition, Mr. Watson, Mr. Bullock, Mr. Hernandez and Mr. Rehnberg would be entitled to their base salary accrued through the date of termination and continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company until the earlier of 18 months following the termination date or the date they obtain reasonably equivalent coverage.

The following discussion summarizes the severance benefits Mr. Schmidt would receive pursuant to his employment agreement if his employment were terminated. Mr. Schmidt’s employment agreement contains a notice provision requiring Mr. Schmidt and the Company to give each other not less than six months written notice to terminate his employment (the “Notice Period”). During the Notice Period, Mr. Schmidt remains an employee of the Company and continues to receive his base salary and benefits as set forth in the agreement. The Company has the option to pay Mr. Schmidt an amount equal to one half of his base salary in lieu of the Notice Period and terminate his employment with immediate effect. The Company may also terminate Mr. Schmidt for cause (as defined in his agreement) in which case he would receive his base salary accrued through the date of termination. If Mr. Schmidt becomes disabled for more than six months or for more than one hundred and twenty working days (whether consecutive or in the aggregate) in any continuous period of twelve months, the Company may terminate his employment with immediate effect provided that such action does not prejudice the effect of any permanent health insurance scheme. Following termination of Mr. Schmidt’s employment, the Company is required to pay him one day’s salary for each day of accrued vacation not taken during that calendar year.

In addition to the foregoing employment agreements, our long-term incentive plan, which was approved by our shareholders in 2014, gives our Committee the discretion, among other methods, to provide for the accelerated vesting and/or a purchase of our NEO’s equity grants by the Company upon the occurrence of a change in control (as defined in the plan). Further, their equity grant agreements provide for accelerated vesting upon termination of employment due to death or disability. Other than in the case of a change in control or a termination of employment due to death or disability, if an NEO voluntarily terminates his or her employment with the Company or is terminated for cause, he or she forfeits all unvested equity awards.

The amounts shown in the table below are calculated based on the assumption that an involuntary not for cause termination occurred on December 31, 2017. The values shown are calculated using the Company’s closing stock price on that date. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to the achievement of financial and individual performance goals and thresholds and their current salaries and benefits at such time.

Name	Benefit	Death or Disability	Termination Without Cause or For Good Reason	Termination Without Cause / for Good Reason with a CIC
Mark E. Watson III	Base Salary	$—	$3,199,300	$3,199,300
	Annual Incentive Award (1)	$1,284,000	$1,284,000	$1,284,000
	Unvested Restricted Stock Awards (2)	$10,612,554	$10,612,554	$10,612,554
	Unvested Option Awards (3)	$1,841,933	$1,841,933	$1,841,933
	Health, Medical, Dental Benefits (4)	$74,377	$74,377	$74,377

	Total	$13,812,864	$17,012,164	$17,012,164

Jay S. Bullock	Base Salary	$—	$525,000	$1,050,000
	Annual Incentive Award (1)	$656,250	$—	$656,250
	Unvested Restricted Stock Awards (2)	$1,669,975	$1,669,975	$1,669,975
	Unvested Option Awards (3)	$429,519	$429,519	$429,519
	Health, Medical, Dental Benefits (4)	$25,887	$25,887	$25,887

	Total	$2,781,631	$2,650,381	$3,831,631

Name	Benefit	Death or Disability	Termination Without Cause or For Good Reason	Termination Without Cause / for Good Reason with a CIC

Jose Hernandez	Base Salary	$—	$600,000	$1,200,000
	Annual Incentive Award (1)	$—	$—	$—
	Unvested Restricted Stock Awards (2)	$1,226,403	$—	$1,226,403
	Unvested Option Awards (3)	$—	$—	$—
	Health, Medical, Dental Benefits (4)	$41,022	$41,022	$41,022

	Total	$1,267,426	$641,022	$2,467,425

Kevin J. Rehnberg	Base Salary	$—	$650,000	$1,300,000
	Annual Incentive Award (1)	$420,000	$420,000	$420,000
	Unvested Restricted Stock Awards (2)	$2,291,962	$—	$2,291,962
	Unvested Option Awards (3)	$791,646	$—	$791,646
	Health, Medical, Dental Benefits (4)	$37	$37	$37

	Total	$3,503,645	$1,070,037	$4,803,645
Axel Schmidt	Base Salary (5)	$—	$260,055	$260,055
	Annual Incentive Award (1)	$—	$—	$—
	Unvested Restricted Stock Awards (2)	$958,904	$—	$958,904
	Unvested Option Awards (3)	$212,076	$—	$212,076

	Total	$1,170,980	$260,055	$1,431,035

(1)	Amounts represent Mr. Watson’ target annual incentive award, Mr. Bullock’s target annual incentive award if a change in control has occurred and 0% of Mr. Bullock’s and each other NEO’s annual incentive target award under the Company’s annual incentive plan if a change in control has not occurred based upon fiscal year 2017 pre-tax operating income as adjusted by the Committee for purposes of determining calculated preliminary awards. No adjustments were made to the amounts shown for achievement of individual performance objectives. Further discussion of the annual incentive plan begins on page 26.
(2)	Amounts represent the intrinsic pre-tax value of each NEO’s unvested restricted stock awards using the closing market price of the Company’s common stock on December 29, 2017 of $61.65 that would continue to vest upon termination of employment in accordance with terms of their employment agreements or that would accelerate and vest upon termination of employment due to death or disability or that may accelerate and vest in conjunction with a change in control.
(3)	Amounts represent the intrinsic pre-tax value of each NEO’s unvested option awards using the closing market price of the Company’s common stock on December 29, 2017 of $61.65 that would continue to vest upon termination of employment in accordance with terms of their employment agreements or that would accelerate and vest upon termination of employment due to death or disability or that may accelerate and vest in conjunction with a change in control.
(4)	Amounts represent continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company for a full 18-month period following the termination date based on the rates in effect for coverage at December 31, 2017.
(5)	Amounts represent the aggregate pre-tax value of the portion of Mr. Schmidt’s base salary that would continue to be paid to him over the course of his Notice Period, or that would be paid to him in lieu of his Notice Period if his employment was terminated with immediate effect, in the case of a termination without cause. Mr. Schmidt is paid in British Pounds. His salary was converted into U.S. dollars for purposes of the foregoing table using the December 29, 2017 exchange rate of 1.3513 US$/GBP.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO:

For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $100,579; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 35 of this proxy statement, was $2,955,612.

Based on this information for fiscal year 2017, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 29:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.

To identify our median employee, we first determined our employee population as of December 31, 2017 (the “Determination Date”). We had 1,373 employees, representing all full-time, part-time, seasonal and temporary employees as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured the employee population’s total target cash compensation for the period beginning on January 1, 2017 and ending on December 31, 2017. This compensation measurement was calculated by totaling, for each employee, his or her base salary and target annual cash incentive award for 2017. We annualized compensation for any employees who were employed for less than the full fiscal year, but we did not annualize the compensation for employees in temporary or seasonal positions.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. For 2017, the total compensation of our median employee was determined to be $100,579. This total compensation amount for our median employee was then compared to the 2017 total compensation of our CEO as reported in the Summary Compensation Table to determine the pay ratio.

Given the different methodologies that various public companies will use to determine their pay ratio, the pay ratio disclosed above should not be used as a basis for comparison between or among companies.

PROPOSAL 3

APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Board’s Audit Committee, the Board recommends that the firm of Ernst & Young be appointed as our independent auditors for the fiscal year ending December 31, 2018. This recommendation is being presented to the shareholders for their approval at the Annual General Meeting. If the shareholders do not approve the appointment of Ernst & Young, the Board’s Audit Committee will reconsider whether or not to retain Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 but will not be obligated to terminate the appointment. Even if the shareholders approve the appointment of Ernst & Young, the Board’s Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board’s Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

A representative of Ernst & Young is expected to attend the Annual General Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions. Shareholders at the Annual General Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT AUDITORS AND TO REFER DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

Relationship with Independent Auditors

Fees paid to the Independent Auditors by Argo Group in 2016 and 2017

The fees incurred in 2016 and 2017 for services provided by Ernst & Young to Argo Group were as follows:

Category	2016	2017
Audit Fees (1)	$3,765,100	$4,800,000
Audit-Related Fees (2)	142,298	92,000
Tax Fees (3)	737,132	1,410,509
All Other Fees (4)	3,000	3,000

TOTAL	$4,647,530	$6,305,509

(1)	“Audit Fees” include the aggregate fees incurred for professional services rendered by Ernst & Young for the review of Argo Group’s quarterly reports for 2016 and 2017 and its fee for the audit of Argo Group’s annual consolidated financial statements for the years ended December 31, 2016 and 2017. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings. The fees include Ernst & Young’s estimate of unbilled fees related to services for 2017.
(2)	“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefits plans and independent actuarial reviews in 2016 and 2017 and providing access to audit work papers for regulatory examinations in 2017.
(3)	“Tax Fees” are fees incurred for Ernst & Young’s tax services, which include tax planning, advice and assistance for Argo Group regarding statutory, regulatory or administrative developments and other international, federal, state and local issues and non-income tax minimization and planning.

(4)	“All Other Fees” includes fees for services related to the purchase of online accounting research software and for permitted advisory services in 2016 and 2017.

Argo Group Pre-Approval Process

All services provided by Ernst & Young to Argo Group in 2016 and in 2017 were permissible under applicable laws and regulations and were specifically pre-approved by the Audit Committee of Argo Group, as required under its charter. The Audit Committee can delegate authority to subcommittees or an individual committee member to approve services by Ernst & Young in the event there is a need for such approval prior to the next full Audit Committee meeting. A full report of such interim approvals, if any, is required to be given at the next Audit Committee meeting.

FORM 10-K AND PROXY AVAILABILITY

As permitted by rules adopted by the SEC and by the statutory provisions of the Companies Act 1981 of Bermuda, Argo Group is making this proxy statement, the proxy card and the Annual Report to shareholders (the “proxy materials”) available to shareholders electronically via the Internet.

A notice that includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders beginning on or about March 21, 2018. Shareholders may request a printed copy of the proxy materials by following the instructions included in the notice. In addition, Argo Group will post copies of the 2017 Annual Report on Form 10-K and this proxy statement on its web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

If you and others who share your mailing address own the Company’s ordinary shares or shares of other companies through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement (or notice of internet availability with respect thereto) from each company whose shares are held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. You may initiate or discontinue householding by contacting your bank or broker. You may also request delivery of an individual copy of the notice of internet availability of proxy materials, Annual Report or proxy statement by contacting the Company at (441) 296-5858 or by writing to: Argo Group International Holdings, Ltd., P.O. Box HM 1282, Hamilton HM FX, Bermuda, Attention: Shareholder Services/Investor Relations.

The Company’s Annual Report contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy-soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Human Resources Committee Report” and the Audit Committee’s report to the Board of Directors shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL GENERAL MEETING

Under SEC rules and our Bye-Laws, shareholders must follow certain prescribed procedures to introduce an item of business at an annual general meeting.

Under these procedures, if a shareholder desires to present a proposal for inclusion in our 2019 Proxy Statement, such shareholder must submit the proposal in writing to us for receipt not later than November 21, 2018. Proposals must comply with the proxy rules relating to shareholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our 2019 proxy materials.

Shareholders who wish to submit a proposal for consideration at our 2019 Annual General Meeting, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal to us for receipt not later than 60 days prior to the date of our 2019 Annual General Meeting (such deadline currently expected to be on or about March 8, 2019). Any such notice must also meet certain other requirements specified in our Bye-Laws.

In either case, proposals should be delivered to Argo Group International Holdings, Ltd. c/o Craig S. Comeaux, Secretary, 110 Pitts Bay Road, Pembroke HM 08, Bermuda.

You may obtain a copy of Argo Group’s Bye-Laws by writing to our Secretary at the above address.

By Order of the Board of Directors

Craig S. Comeaux

Secretary

March 21, 2018

Annex A

“Adjusted operating income before taxes” is an internal performance measure used in the management of the Company’s operations and represents operational results excluding, as applicable, net realized investment gains or losses, net foreign exchange gain or loss, and other non-recurring items. The Company excludes net realized investment gains or losses, net foreign exchange gain or loss, and other non-recurring items from the calculation of adjusted operating income because these amounts are influenced by and fluctuate in part according to the availability of market opportunities. In addition to presenting net income determined in accordance with U.S. GAAP, the Company believes that showing adjusted operating income enables investors, analysts, rating agencies and other users of the Company’s financial information to more easily analyze our results of operations and underlying business performance. Adjusted operating income should not be viewed as a substitute for U.S. GAAP net income. The reconciliation of adjusted operating income to net income is as follows:

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) TO NET INCOME (LOSS)

(in millions)

(unaudited)

	Years Ended December 31,
	2017	2016
Net income, as reported	$50.3	$146.7
Provision for income taxes	(10.4)	35.2

Net income, before taxes	39.9	181.9
Add (deduct):
Net realized investment and other gains	(39.3)	(26.1)
Foreign currency exchange losses (gains)	6.3	(4.5)

Adjusted operating income before taxes	$6.9	$151.3

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. ATTN: MARTIN RUSSELL 110 PITTS BAY ROAD PEMBROKE HM08 BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED   AND  DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees		For	Against	Abstain
1a Hector De Leon		☐	☐	☐

1b Mural R. Josephson		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1c Dymphna A. Lehane		☐	☐	☐
1d Gary V. Woods		☐	☐	☐

The Board of Directors recommends you vote FOR
proposals 2 and 3.		For	Against	Abstain

2 To vote on a proposal to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers.		☐	☐	☐

3    To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young LLP be appointed as our independent auditors for the fiscal year ending December 31, 2018 and to refer the determination of its remuneration to the Audit Committee of our Board of Directors.

		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

— — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Argo Group International Holdings, Ltd. (“Argo Group”) hereby appoints MARK E. WATSON III and CRAIG S. COMEAUX, and each of them, with the full power of substitution to each, as the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all shares of Common Stock held of record by the undersigned on March 7, 2018 at the 2018 Annual General Meeting of Shareholders of the Company to be held on Friday, May 4, 2018 at 9:00 a.m. Bermuda local time at 110 Pitts Bay Road, Pembroke, HM 08, Bermuda and at any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED “FOR” ITEMS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND AVAILABILITY OF PROXY MATERIALS DATED MARCH 21, 2018. THE DIRECTORS RECOMMEND VOTES ON THE REVERSE SIDE.

Continued and to be signed on reverse side